UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HUBSPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2021

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of HubSpot, Inc. (“HubSpot”) to be held on Thursday, June 3, 2021 at 11:30 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2021 Annual Meeting of Stockholders and Proxy Statement.

Pursuant to the Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about April 23, 2021, we will begin mailing to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement for the 2021 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2020.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or at the Annual Meeting or, if you requested printed copies of proxy materials, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for being a HubSpot stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Brian Halligan

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the virtual Annual Meeting, whether or not you plan to attend the virtual Annual Meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save HubSpot the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf on (1) the election of directors or (2) the non-binding, advisory vote to approve the compensation of our named executive officers unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the virtual Annual Meeting, revoking your earlier submitted proxy or voting your stock during the virtual Annual Meeting.

HUBSPOT, INC.

25 First Street

Cambridge, MA 02141

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that HubSpot, Inc. will hold its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, June 3, 2021 at 11:30 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/HUBS2021 and entering your 16-digit control number (included on the Notice Regarding the Availability of Proxy Materials mailed to you). The purpose of the Annual Meeting will be the following:

•

To elect three Class I directors, Brian Halligan, Ron Gill, and Jill Ward, to hold office until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
•	To conduct a non-binding, advisory vote to approve the compensation of our named executive officers; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on April 8, 2021 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on April 8, 2021 or hold a valid proxy for the Annual Meeting.

For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

John P. Kelleher

General Counsel and Secretary

Cambridge, Massachusetts

April 23, 2021

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING
OF STOCKHOLDERS

ABOUT THE ANNUAL MEETING

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”). The Annual Meeting will be held at 11:30 a.m. Eastern Time on Thursday, June 3, 2021. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/HUBS2021 and entering your 16-digit control number (included on the Notice Regarding the Availability of Proxy Materials mailed to you). We made this Proxy Statement available to stockholders beginning on April 23, 2021.

In this Proxy Statement the terms “HubSpot,” “the company,” “we,” “us,” and “our” refer to HubSpot, Inc. The mailing address of our principal executive offices is HubSpot, Inc., 25 First Street, Cambridge MA 02141.

Internet Availability of Proxy Materials

We are providing access to our proxy materials over the Internet. On April 23, 2021, we mailed the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Record Date	April 8, 2021

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present at the Annual Meeting or represented by proxy to constitute a quorum.

Shares Outstanding	47,088,999 shares of common stock outstanding as of April 8, 2021.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet before the Annual Meeting: You may vote over the Internet by following the instructions provided in the Notice.

(2) By Internet during the Annual Meeting:  You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Please have your Notice in hand when you access the website and then follow the instructions.

(3) By Telephone: You can vote by telephone by following the instructions in the Notice.

(4) By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy as described in the proxy materials.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 2, 2021. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you are a stockholder who holds shares through a brokerage firm, bank, trust, or other similar organization (that is, in “street name”), please refer to the instructions from the broker or organization holding your shares.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending and voting during the Annual Meeting, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

2021 PROXY STATEMENT | HubSpot, Inc.   1

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the nominees receiving a majority of votes properly cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our Board, the Compensation Committee of our Board (the “Compensation Committee”), or the company. However, the Board values input from stockholders, and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 or the advisory vote to approve the compensation of our named executive officers.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted with regard to Proposals One or Three unless you affirmatively provide the broker instructions on how to vote. Broker non-votes also will have no effect on the outcome of these proposals.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of each of the nominees for directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, FOR the non-binding advisory vote to approve the compensation of our named executive officers. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

2021 PROXY STATEMENT | HubSpot, Inc.   2

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2020, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at HubSpot, Inc., 25 First Street, Cambridge, MA 02141 or call (888) 482-7768. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

2021 PROXY STATEMENT | HubSpot, Inc.   3

DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our Board and executive officers and sets forth their current position(s) at HubSpot and their ages as of April 23, 2021:

Name	Age	Position
Executive Officers
Brian Halligan	53	Co-founder, Chairman of the Board, and Chief Executive Officer
Dharmesh Shah	53	Co-founder, Director, and Chief Technology Officer
Kate Bueker	50	Chief Financial Officer and Treasurer
John Kelleher	55	General Counsel and Secretary
Yamini Rangan	47	Chief Customer Officer
Directors
Nick Caldwell	39	Director
Ron Gill	55	Director
Julie Herendeen	55	Director
Lorrie Norrington	61	Lead Independent Director
Avanish Sahai	55	Director
Jay Simons	48	Director
Jill Ward	60	Director

Set forth below are the biographies of each executive officer and director, as well as information regarding each such person’s business experience, director positions held currently or at any time during the last five years, and, for directors, the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. We believe that each of our executive officers and directors has a reputation for integrity, honesty, and adherence to high ethical standards.

Brian Halligan, a founder of the company, has served as our Chief Executive Officer and a member of our Board since 2005, and has served as Chairman of our Board since 2014. Mr. Halligan is also an author and a senior lecturer at the Massachusetts Institute of Technology. Prior to founding HubSpot, Mr. Halligan served as venture partner at Longworth Ventures. From 2000 until 2004, he also worked as the vice president of sales of Groove Networks, which was later acquired by Microsoft. Mr. Halligan served on the board of directors of Fleetmatics Group, a global provider of fleet management solutions until its acquisition by Verizon Communications in November 2016. Mr. Halligan was selected to serve as a director on our Board due to his knowledge of HubSpot and our business and his service as our Chief Executive Officer.

Dharmesh Shah a founder of the company, has served as our Chief Technology Officer and a member of our Board since 2005. Prior to founding HubSpot, he was founder and chief executive officer of Pyramid Digital Solutions, a software company, which was acquired by SunGard Data Systems in 2005. Mr. Shah is also an author and angel investor. Mr. Shah was selected to serve as a director on our Board due to his knowledge of the company and our business and his service as our Chief Technology Officer.

Kate Bueker has served as our Chief Financial Officer since June 2018. Prior to joining HubSpot, Ms. Bueker held numerous financial leadership roles from 2007 to 2018 at Akamai Technologies, Inc. Ms. Bueker most recently served as senior vice president of business finance and operations at Akamai. Prior to joining Akamai, Ms. Bueker spent almost 10 years in investment banking at The Blackstone Group, UBS, Credit Suisse, and Donaldson, Lufkin & Jenrette.

John Kelleher has served as our General Counsel since June 2012. Previously, from 2003 to 2011, Mr. Kelleher served as the senior vice president and general counsel of Endeca Technologies until its acquisition by Oracle in December 2011. Before joining Endeca, Mr. Kelleher was a co-founder and vice president of strategic development for Zinio Systems. He began his legal career as an attorney at Mintz Levin. Prior to his legal career, Mr. Kelleher was a Lieutenant in the U.S. Navy.

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Yamini Rangan has served as our Chief Customer Officer since January 2020. Ms. Rangan joined HubSpot from Dropbox, where she served as chief customer officer from August 2018 to January 2020 and as vice president, business strategy and operations, from January 2016 to August 2018. Before Dropbox, she was vice president of sales strategy and operations at Workday from 2013 to 2015. Ms. Rangan also held several customer-facing leadership roles in strategy, pre-sales, and value-based selling at SAP.

Nick Caldwell has served as a member of our Board since January 2021. Mr. Caldwell currently serves as the vice president of engineering for consumer products at Twitter, a role he has held since June 2019. From October 2018 to June 2019, Mr. Caldwell served as chief product officer for Looker Data Sciences, a business intelligence firm which was acquired by Google in 2019. Prior to that, Mr. Caldwell held the position of vice president of engineering for Reddit, a social media startup, from October 2016 to October 2018. Mr. Caldwell also spent fifteen years at Microsoft and held various positions, culminating with an executive role as general manager for the Power BI product organization. Mr. Caldwell was selected to serve as a director on our board due to his technical expertise and extensive experience in scaling product organizations.

Ron Gill has served as a member of our Board since June 2012. Mr. Gill has served as an operating partner of Lead Edge Capital, a growth equity investment firm, since 2018. From 2007 to 2017, Mr. Gill held multiple positions at NetSuite, Inc., including chief financial officer from 2010 until 2017, including through NetSuite’s acquisition by Oracle in 2016. Prior to joining NetSuite, Mr. Gill was vice president, finance at Hyperion Solutions. Previously, he held a variety of financial positions with several technology companies, including SAP, Dell, and Sony. Mr. Gill was selected to serve as a director on our Board due to his broad industry experience and extensive financial leadership experience. Mr. Gill qualifies as an “audit committee financial expert” under the Securities and Exchange Commission (the “SEC”) guidelines.

Julie Herendeen has served as a member of our Board since April 2016. Ms. Herendeen currently serves as chief marketing officer of PagerDuty, a role she has held since June 2019, after serving as the interim chief marketing officer since March 2019 and advisory board member since June 2017. Ms. Herendeen currently serves on the board of directors of Vy Global Growth. Ms. Herendeen served as head of global enterprise marketing at Uber from March 2017 to April 2018. From September 2014 until April 2016, Ms. Herendeen served as vice president of marketing of Dropbox. Prior to joining Dropbox, Ms. Herendeen was the chief marketing officer of Lookout, a mobile security company, from February 2010 to August 2014. Before joining Lookout, Ms. Herendeen spent five years at Yahoo and prior to that she held various positions at Shutterfly, Netscape and Apple. Ms. Herendeen was selected to serve as a director on our Board due to her extensive marketing and product expertise as well as her experience scaling technology businesses as the voice of the customer.

Lorrie Norrington has served as a member of our Board since September 2013. Ms. Norrington has served as an operating partner of Lead Edge Capital, a growth equity investment firm, since 2013. Ms. Norrington currently serves on the boards of directors of three other public companies, Asana, Autodesk, and Colgate-Palmolive, and also previously served on the boards of directors of Shopping.com, McAfee, Lucasfilm, DIRECTV, and Eventbrite. Ms. Norrington served in several senior management roles at eBay, Shopping.com, Intuit, and General Electric Company. Ms. Norrington was selected to serve as a director on our Board due to her broad industry experience, including over 35 years of operating experience in technology, software and internet businesses, and her experience as a current and former director of other public companies.

Avanish Sahai has served as a member of our Board since April 2018. Mr. Sahai has served as the vice president, ISV and apps partner ecosystem, at Google since December 2019. Previously, Mr. Sahai served as the global vice president, ISV and technology alliances, at ServiceNow from December 2016 to December 2019. From May 2015 to December 2016, Mr. Sahai was the senior vice president of channels and alliances at InsideSales.com. From April 2014 to May 2015, he was the senior vice president and chief product officer at Demandbase. Prior to Demandbase, Mr. Sahai held leadership positions at Salesforce.com, Oracle, and McKinsey & Company, as well as various early-to-mid stage startups in Silicon Valley. Mr. Sahai was selected to serve as a director on our Board due to his extensive industry experience, his global expertise, and his knowledge of building software platforms and ecosystems.

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Jay Simons has served as a member of our Board since January 2017. Mr. Simons currently serves on the board of directors of Dragoneer Growth Opportunities. Mr. Simons served in various executive roles at Atlassian Corporation Plc, including as its president from 2011 until July 2020 and as vice president of sales and marketing from June 2008 until August 2011. From October 2005 to May 2008, Mr. Simons served in various roles, including vice president, marketing, at BEA Systems, Inc. an enterprise software company, which was acquired by Oracle Corporation in 2008. From 1998 to 2005, Mr. Simons served in various roles, including vice president, product marketing and strategy, at Plumtree Software, Inc., a web software company, which was acquired by BEA Systems, Inc. in 2005. Mr. Simons was selected to serve as a director on our Board due to his experience implementing a high-velocity, low-touch sales model, his experience moving to a multi-product platform and his experience with global expansion.

Jill Ward has served as a member of our Board since October 2017. Between 2018 and 2020, Ms. Ward served as an operating partner of Lead Edge Capital, a growth equity investment firm. Ms. Ward has served on the board of directors at Dynatrace since September 2019, including as its chair since January 2021. From 2018 to 2019, she served as a director of Carbon Black. Ms. Ward previously served as president and chief operating officer of Fleetmatics from 2015 until its acquisition by Verizon Communications in 2016. Prior to Fleetmatics, from 2001 to 2014, Ms. Ward served as vice president and then senior vice president and general manager at Intuit. Prior to 2001, Ms. Ward’s experience included leadership roles at Fidelity Investments and Bain and Company. Ms. Ward was selected to serve as a director on our Board due to her experience in leading and scaling technology companies that serve small and medium sized businesses, as well as her skills at building strong customer experiences and deep channel partner relationships.

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CORPORATE GOVERNANCE

Board Independence

The Board believes, and our Corporate Governance Guidelines dictate, that the Board should consist of a substantial majority of independent directors. The Board has determined that, except for Messrs. Halligan and Shah as executive officers of the company, each of our current directors has no material relationship with HubSpot that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. In addition, the Board has determined that a majority of our directors are “independent” within the meaning of the director independence standards of the New York Stock Exchange (the “NYSE”), other than Messrs. Halligan and Shah, who currently serve as executive officers of the company.

Further, the Board has determined that each member of each of the committees of the Board is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). There are no family relationships among any of our directors or executive officers.

At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards.

Board Leadership Structure

Currently, our Chief Executive Officer, Mr. Brian Halligan, also serves as Chairman of the Board. The Board believes that its current leadership structure, coupled with an emphasis on Board independence provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Halligan’s leadership and years of experience in HubSpot’s business. Mr. Halligan possesses details and first-hand knowledge of the issues, opportunities, and challenges facing HubSpot and its business. We believe this extensive company-specific experience and expertise of Mr. Halligan, together with the outside experience, oversight, and expertise of our independent directors, allows for differing perspectives and roles regarding strategy development that benefit our stockholders. This structure enables Mr. Halligan to act as the key link between the Board and other members of management. Further, the Board believes that Mr. Halligan’s combined role enables decisive leadership, ensures clear accountability, and enhances HubSpot’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees, customers, and partners.

The Board also has a Lead Independent Director who provides an effective independent voice in our leadership structure. As Lead Independent Director, Ms. Lorrie Norrington presides over meetings of our independent directors, serves as a liaison between our Chairman of the Board and the independent directors and performs such additional duties as our Board may otherwise determine and delegate.

Given our strong business, operational and financial performance, the Board believes that stockholders are best served by continuing this leadership structure. The Board continues to review the leadership of the Board on a regular basis.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2020, the Board held eight meetings. The Board has three standing committees:

•	the Audit Committee, which held eleven meetings in 2020;
•	the Compensation Committee, which held six meetings in 2020; and
•	the Nominating and Corporate Governance Committee, which held four meetings in 2020.

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Each of the incumbent directors of the Board attended 100% of all meetings of the Board and meetings of committees of our Board upon which they served (during the periods that they served) during 2020. The Board regularly holds executive sessions of the non-management directors as well as the independent directors. Executive sessions of non-management directors do not include employee directors and executive sessions of independent directors do not include directors who do not qualify as independent under NYSE and SEC rules.

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders. All members of our Board attended the 2020 annual meeting of our stockholders.

Corporate Governance Policies and Committee Charters

The company and the Board regularly review and evaluate the company’s corporate governance practices. The Board has adopted Corporate Governance Guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NYSE and our certificate of incorporation and bylaws.

In addition, we have adopted a Code of Business Conduct and Ethics (a/k/a our Code of Use Good Judgment) that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. We intend to disclose any amendment or waiver of a provision of the Code of Use Good Judgment that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.hubspot.com) and/or in our public filings with the SEC.

The Board has also adopted a written charter for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each of which satisfy the applicable rules of the SEC and the listing standards of the NYSE.

Our Corporate Governance Guidelines, Code of Use Good Judgment, and committee charters are available on the Investor Relations – Leadership and Governance section of our website at https://ir.hubspot.com/leadership. You may also request a copy of these documents by contacting Investor Relations at our principal executive offices.

Board Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The table below shows the composition of the standing committees of the Board. Messrs. Halligan and Shah do not currently serve on any standing committee.

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Nick Caldwell	√		√
Ron Gill	√	Chair
Brian Halligan
Julie Herendeen	√	√		√
Lorrie Norrington	√			Chair
Avanish Sahai	√	√
Dharmesh Shah
Jay Simons	√		Chair
Jill Ward	√		√	√
Total Meetings Held in 2020		11	6	4

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Audit Committee

Mr. Gill, Ms. Herendeen, and Mr. Sahai currently serve on the Audit Committee, which is chaired by Mr. Gill. The Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	overseeing the work of our independent registered public accounting firm;
•	approving the hiring, discharging and compensation of our independent registered public accounting firm;
•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	reviewing the qualifications and independence of the independent registered public accounting firm;
•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•	reviewing our consolidated financial statements and reviewing our critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls;
•

reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit of our annual consolidated financial statements and the interim reviews of our quarterly consolidated financial statements; and

•

reviewing and assessing the quality and effectiveness of the company’s cybersecurity team, technology, policies, and procedures protecting the company’s information technology systems, data, products, and services across all business functions, and reporting such findings to the Board, who has final oversight responsibility over cybersecurity-related matters.

Compensation Committee

Mr. Caldwell, Mr. Simons, and Ms. Ward currently serve on the Compensation Committee, which is chaired by Mr. Simons. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The Compensation Committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•	evaluating the performance of our executive officers in light of these established goals and objectives;
•	reviewing and approving the compensation of our executive officers based on its evaluations;
•	reviewing and recommending compensation of our non-employee directors;
•	administering and approving the issuance of stock options and other awards under our stock plans;
•	retaining and approving the compensation of any compensation advisors; and
•	evaluating the independence of any such compensation advisors.

Nominating and Corporate Governance Committee

Mmes. Herendeen, Norrington, and Ward currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Norrington. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	evaluating and making recommendations regarding the organization and governance of the Board and its committees;
•	assessing the performance of members of the Board and making recommendations regarding committee and chair assignments;
•	reviewing and making recommendations with regard to our corporate succession plans for our Chief Executive Officer and other executive officers;

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•	recommending desired qualifications for Board membership and conducting searches for potential members of the Board;
•	reviewing and making recommendations with regard to our Corporate Governance Guidelines; and
•	reviewing and assessing the company’s policies and practices regarding environmental, social, and governance matters.

Identifying and Evaluating Director Nominees

The Board has delegated the director selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board.

From time to time, we have engaged, for a fee, a third-party search firm to assist the Nominating and Corporate Governance Committee with identifying, evaluating, and screening Board candidates for the company. Rich Talent Group, a boutique search firm, has previously assisted the Nominating and Corporate Governance Committee with evaluating and screening Board candidates, including Nick Caldwell, who was appointed to the Board in January 2021.

Minimum Qualifications

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, integrity, judgment, diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all Board of Director and applicable committee meetings.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at HubSpot, Inc., 25 First Street, Cambridge, MA 02141, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

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Stockholder Communications

The Board provides to every securityholder and interested party the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder and other interested party communication. For a communication directed to the Board as a whole, securityholders and other interested parties may send such communication to the attention of the company’s Secretary via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, Cambridge, MA 02141, Attn: Board of Directors, c/o Secretary.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, Cambridge, MA 02141, Attn: [Name of Individual Director], c/o Secretary.

We will forward by U.S. Mail any such communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board and Committee Evaluations

The Nominating and Corporate Governance Committee oversees the annual Board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations by means of written questionnaires completed by each director and committee member. The anonymous responses are summarized and provided to the Board and each committee at their next meetings in order to facilitate an examination and discussion by the Board and each committee of the effectiveness of the Board and committees, Board and committee structure and dynamics, and areas for possible improvement. The Nominating and Corporate Governance Committee establishes the Board and committee evaluation process each year. From time to time, it may determine to use an independent third party evaluation process. In 2020, the Nominating and Corporate Governance Committee engaged a third party consultant, Martin Rosenthal, to conduct and facilitate individual assessments for each Board member. This process, overseen by the Chairman of the Board and the Lead Director, included individual assessment surveys and one-on-one interviews. Following completion of the individual assessments, Mr. Rosenthal and Ms. Norrington delivered developmental feedback to each Board member.

Board’s Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee. Rather, the Board administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and overall enterprise risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and cybersecurity risk exposure, including the steps our management team has taken to monitor and control these exposures, as well as guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, Code of Use Good Judgment, and other company policies; oversees executive and board succession planning; and reviews our policies and practices relating to our corporate social responsibilities. Our Compensation Committee reviews and discusses the risks arising from our compensation philosophy, policies, and practices applicable to all employees to determine whether they are reasonably likely to have a materially adverse effect on us.

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Compensation of Non-Employee Directors

Pursuant to our Non-Employee Director Compensation Policy in effect for 2020, our non-employee directors were paid an annual cash retainer of $35,000, our lead independent director was paid an additional annual cash retainer of $20,000 and committee members and committee chairs received additional annual cash retainer fees as set forth below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Annual Committee Member Retainer	$10,000	$7,500	$4,000
Annual Committee Chair Retainer	$20,000	$15,000	$8,500

In addition, each of our non-employee/non-investor affiliate directors received an annual equity award with a value of $200,000, 25% of which was in the form of an option to purchase shares of our common stock and 75% of which was in the form of a restricted stock unit (“RSU”) award settled in shares of our common stock. Such equity award vests upon the first anniversary of the grant date of such award (or, if earlier, immediately prior to the annual meeting of stockholders that is closest to the first anniversary of the grant date); provided, however, that all vesting ceases if the director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines otherwise in certain warranted circumstances. Newly-elected non-employee directors receive a pro-rated annual equity award. All unvested options and/or RSU awards held by a non-employee director accelerate and immediately vest if the non-employee director’s service relationship ends within three months prior to or 12 months following a “sale event” (as defined in the company’s 2014 Stock Option and Incentive Plan).

We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and Board committees.

The Board periodically evaluates the compensation of our non-employee directors, including the recommendations of the Compensation Committee. The Board also considers input from the Compensation Committee’s compensation consultant, who reviews director pay levels at peer companies and provides feedback on where our non-employee director compensation is positioned relative to the company’s peers.

The following table provides certain information concerning compensation earned by the non-employee members of our Board during the year ended December 31, 2020 pursuant to our Non-Employee Director Compensation Policy. The table excludes Messrs. Halligan and Shah, who are named executive officers of the company and did not receive any additional compensation for their service as directors in 2020. The compensation received by Messrs. Halligan and Shah during 2020 is set forth in the section of this Proxy Statement captioned “Executive Compensation— 2020 Summary Compensation Table.”  Mr. Caldwell is not included in the tables below as he joined the Board in January 2021, and accordingly did not receive any compensation or equity in 2020.

2020 Director Compensation Table

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($) (1)	($) (1)	($)
Ron Gill	65,000	161,796	54,039	280,835
Julie Herendeen	49,000	161,796	54,039	264,835
Lorrie Norrington	67,500	161,796	54,039	283,335
Avanish Sahai	45,000	161,796	54,039	260,835
Michael Simon (2)	57,500	161,796	54,039	273,335
Jay Simons	42,500	161,796	54,039	258,335
Jill Ward	47,414	161,796	54,039	263,249

(1)

The amounts reported represent the aggregate grant-date fair value of RSUs that may be settled for shares of our common stock and options to purchase shares of our common stock calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”) filed with the SEC on February 16, 2021.

(2)	Mr. Simon retired from the Board in January 2021.

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Certain Director Equity Information

Our non-employee directors held the following aggregate number of shares of our common stock subject to unexercised stock options and unvested RSUs as of December 31, 2020:

	Number of
	Securities	Number of
	Underlying	Unvested
	Unexercised	Restricted
Name	Options (#)	Stock Units (#)
Ron Gill	11,414	761
Julie Herendeen	3,088	761
Lorrie Norrington	5,224	761
Avanish Sahai	1,683	761
Michael Simon (1)	49,747	761
Jay Simons	3,854	761
Jill Ward	2,476	761

(1)	Mr. Simon retired from the Board in January 2021.

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SUSTAINABILITY AT HUBSPOT

With a mission of helping millions of organizations grow better, we believe HubSpot needs to lead the way by growing better ourselves as a company. We do this by creating value for our customers and stakeholders, taking an active role in fighting racial injustice, working hard to protect customers’ data and privacy, and doing what we can to reduce our impact on the environment. Together, these initiatives help us build a company that is sustainable: one that helps sustain the employees, communities, systems, and environment we operate in. In addition to our internal teams dedicated to our culture and diversity, inclusion and belonging, we have a cross-functional sustainability team that is focused on driving forward our corporate responsibility and sustainability efforts. We review our company-wide initiatives and efforts in this area twice a year with our Nominating and Corporate Governance Committee of the Board, which is responsible for and has oversight over this important area under its committee charter. Please refer to www.hubspot.com/sustainability to learn more about our sustainability efforts.

Our Award-Winning Culture

In 2013, we published the HubSpot Culture Code which outlines our core company values, including transparency, autonomy, flexibility, and HEART (an acronym that describes the characteristics that we believe amazing employees have: humble, empathetic, adaptable, remarkable, transparent). The HubSpot Culture Code was initially published as a commitment to our customers about the kind of company we are. Today, the Culture Code has garnered more than five million views and is a top reason candidates say they are drawn to working at HubSpot. Having the tenets of the Culture Code also helps us stay aligned with our values as HubSpot scales globally. A copy of our Culture Code can be found at: www.culturecode.com.

HubSpot is proud to be named the #4 Best Place to Work in 2021 by the Glassdoor Employees’ Choice Awards. Based on employees’ reviews and feedback, this recognition is a strong testament to the innovative culture we are building, and is a signal to talent that HubSpot is committed to their growth and employee happiness. 2020 taught us a lot about what employees need to do their best work, and to be their best selves. Amazing people value flexibility and diversity in the organizations they work for. That is why we are betting on hybrid for the future of work and focusing on building an inclusive company that reflects the diversity of our customers.

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Flexibility. Flexibility has always been a core part of HubSpot’s culture. Whether employees wrap up work early to pick up their kids up from soccer practice or take the morning to teach a yoga class, they are empowered to build work around their lives, instead of the other way around. In 2020, we announced that HubSpot would become a hybrid company where employees choose how they want to work: @office, @home, @flex. Beyond workplace flexibility, we invest in employees’ families, too, with competitive parental leave policies, back-up care options, a Families@HubSpot employee resource program, and an egg-freezing subsidy benefit so female employees have flexibility in their decision to start a family.

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Learning and growth opportunities. We invest in employee development at every stage, from hands-on, regionalized onboarding, to 1-1 mentorship through programs like UnStuck and the People of Color at HubSpot mentorship program, to year-round manager trainings thanks to our Leadership Development team. We also recognize that learning no longer only happens in a classroom: Learn@HubSpot is an internal, online learning management system designed by our Learning and Development team with self-paced courses on topics ranging from Search Engine Optimization best practices to how to give and receive feedback. Thanks to Learn@HubSpot, employees can learn on-the-go and when it works best for them.

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Transparency. We believe employees grow through a culture of transparency, autonomy, and strong customer focus. We encourage employees to think like founders, and openly share the information they need to make decisions, introduce new ideas, and understand the business. During monthly Ask me Anything sessions, employees have the opportunity to ask our executive team anything they like - from how they are thinking about the future of inbound marketing, to a recent book that inspired them. At quarterly all-hands meetings, employees hear from executives on business performance, company vision, and what keeps them up at night, as well as how HubSpot helps customers grow during the Customer Spotlight Q&A. On our internal company website, known as the “Wiki”, everyone is encouraged to share, discuss, and debate ideas and developments on everything from diversifying our campus recruitment approach to the latest experiments in customer support automation.

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Thoughtful programming. As HubSpot grows, we are thoughtful about how we collect employee feedback to scale these values and stay true to our promise of helping employees grow. Our global Culture Team runs programming like HEART Week (a week dedicated to celebrating our core values), Health and Wellness Week (with virtual resources, self-paced events, and by providing inspiration through global content), HubTalks (where influential external leaders, including authors, and neuroscience experts, join us for an employee-only Q&A), and more.

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Diversity, Inclusion, and Belonging

At HubSpot, diversity, inclusion, and belonging (“DI&B”) is a core part of our mission. HubSpot customers are diverse in their backgrounds, experiences, and needs, and to help them grow better, we need to build a company that is reflective of that diversity. We have incorporated DI&B into our policies and practices, education and events, and executive and community programs, which include:

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Annual Diversity Report. We are one of only a few technology companies that publishes our diversity data externally; our annual HubSpot Diversity, Inclusion, and Belonging Report is a detailed analysis of our gender, ethnicity, and age data, as well as self-reported identities including parents, military veterans, disabilities, first-generation identity, and those who are gender diverse. We publish this as a commitment to growing better, and to be transparent with employees, customers, candidates, and our community about our progress and where we need to improve. Our 2021 Diversity, Inclusion, and Belonging Report is available on our website at: https://www.hubspot.com/diversity/report.

•	DI&B Team. We have an internal team dedicated to diversity program management globally, led by our Director of DI&B.

•

Metrics. Since 2018, we have included diversity recruiting and retention as a key goal on our annual company-wide strategy document. In addition, we introduced an internal Global Inclusion Index survey in 2019 to track our progress on creating a culture of belonging over time and identify new opportunities to create a more inclusive workplace and more inclusive communities.

•

Talent Attraction. A number of programs and initiatives enhance the diversity and inclusion experience for candidates and employees, including our Returners Program for professionals returning to the workforce after a career break, and First-Gens in Tech, an annual event dedicated to workshops and networking to help people from non-traditional backgrounds break into tech. We also host numerous external, community events including Growing with Pride, Women Who Lead, Black Excellence panels, and more.

•

Executive and Employee Training. HubSpot offers a number of inclusion, diversity, and unconscious bias programs for senior leaders and employees to drive engagement and culture change, mitigate bias, and encourage more inclusive behavior. In 2020, HubSpot created and introduced an anti-racism training, which is required for all employees.

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Employee Resource Groups (“ERG”). HubSpot has numerous active employee resource groups, including Women@HubSpot, People of Color at HubSpot, BLACKhub, the LGBTQ+ Alliance, and Families@HubSpot, as well as a variety of interest groups globally including age inclusion, ability and accessibility, and veterans. Each employee resource group has two executive sponsors from HubSpot’s leadership team, as well as employee leadership councils, who are responsible for driving programming and DI&B impact within the company based on ERG ideas and feedback.

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External Website. In 2019, we launched our Diversity and Inclusion webpage to create an inclusive experience for visitors to learn about DI&B at HubSpot. The webpage features HubSpot employees committed to belonging, information about our employee resource groups, and a collection of information about DI&B initiatives, learnings, and celebrations in HubSpot’s global offices. Our Diversity and Inclusion webpage can be found at: www.hubspot.com/diversity-inclusion. In 2021, we launched an adjacent webpage dedicated to HubSpot’s annual Diversity, Inclusion, and Belonging Report. This page features a snapshot of our annual diversity data as well as past reports. This webpage can be found at: https://www.hubspot.com/diversity/report.

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Black Lives Matter Action Plan. In 2020, HubSpot developed a Black Lives Matter action plan to fight systemic racism and drive change for our Black employees, customers, partners, and communities. The initiatives in this plan are based directly on our Black employees’ ideas and feedback, and are focused on four core pillars: introspection, investment, inclusion, and impact. As part of this plan, HubSpot committed $20 million to social impact investing through the Local Initiatives Support Corporation’s Project10x initiative, beginning with a $12.5 million investment in the Black Economic Development Fund. We also announced a partnership with Howard University to build a Center for Digital Business for the next generation for Black leaders, and introduced HubSpot’s Black Advisory Board led by leaders we admire: Leslie Forde, Dr. Claudia Igbrude, Jeanine Francis, and Dantley Davis. Additionally, to drive introspection and inclusion internally, we created a required anti-racism training for all employees and introduced the employee resource group BLACKhub, standing for ‘Black Leaders Amplifying Change and Knowledge’.

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DI&B Workplace Awards

In addition to being the #4 Best Place to Work in 2021 on Glassdoor, we were honored that HubSpot received important recognitions for our work in DI&B in 2020, including the #1 Best Company for Women by Comparably, a Best Company for Diversity by Comparably, a Best Workplace for Parents by Great Place to Work® and FORTUNE and a Best Workplace for Women by Great Place to Work® and FORTUNE.

Diversity of Executive Leadership Team and Board

Building an organization that is diverse, welcoming, and inclusive is not just a people priority for HubSpot, it is a business priority. Our Board, executive leadership team, and employees are invested in making HubSpot a diverse and inclusive company where everyone can bring their best selves to work with a sense of belonging. Since 2018, we have included diversity recruiting and retention as a key goal on our annual company-wide strategy document. We are proud to have four women on our executive leadership team, with 28.6% of our executive leadership team identifying with a minority group.

In January 2021, we were proud to appoint our first Black director, Nick Caldwell, to our Board. Of our nine-member Board, three members are women, two members identify as South Asian American, and one member is Black. Furthermore, our Lead Independent Director is a woman and identifies as a member of the LGBTQ+ community, and our Nominating and Corporate Governance Committee is comprised entirely of women.

We are proud to have both an executive leadership team and a Board that represents our customers and employees by bringing diverse ideas and backgrounds to the table. While we do not have a specific policy with regard to the consideration of diversity in identifying director nominees, we believe it is essential to have directors representing diversity in many areas, including but not limited to race, ethnicity, gender, age, abilities, sexual orientation, background, and professional experience.

Corporate Citizenship

As part of our company mission, we are passionate about helping global communities grow better. Through our global program, HubSpot Helps, we focus on impacting our investment in two core areas: education and entrepreneurship. These two areas align with our core mission, our DI&B strategy, and employees' passions globally.

Our core charity partners include BUILD, United Way, Early Learning Initiative, A Playful City, Open Doors, Frauenloop, Global Sisters and Halogen Foundation.

Thanks to our partners' support, ideas, and passion, HubSpot has supported social impact in all our regions creatively. Through initiatives like the Zoom Ahead with Books, a partnership with The Early Learning Initiative, a project was designed to encourage parental involvement and promote children's enjoyment and motivation to read for pleasure. Also through mentoring programs with partners like BUILD and Global Sisters, HubSpot has helped grow the entrepreneurial mindset globally within underprivileged groups.

HubSpot's partnerships and ongoing opportunities allow us to give back year-round through employee volunteer programs and events and manager days of service linked directly to HubSpot's DI&B mission. In addition, HubSpot hosts internal employee lead (virtual) matched funding events such as the global Pride 5km and global Gratitude Relay, both hosted on our internal Slack channels, to raise extra funds for our nonprofit partners.

Facilities Management

We have designed and maintained our global real estate facilities to reduce HubSpot’s environmental impact and have implemented several programs in the areas of video conferencing, workplace flexibility, recycling, and energy conservation that get the job done while using and re-using resources at the most efficient level possible. From implementing three-in-one waste sorting credenzas in our locations, lobbying on behalf of charging stations for electric cars at local garages used by HubSpot employees, optimizing the efficiency in lighting and HVAC systems on all fit outs, and sending our annual report and proxy statement electronically to reduce unnecessary paper usage, we are investing in best practices to reduce our carbon footprint and have invested in sustainable design features and green operations in many of our offices. For example, our Dublin headquarters at HubSpot House is one of only 12 buildings in Ireland that is platinum certified for shell and core in Leadership in Energy and Environmental Design (“LEED”), a voluntary rating system to certify sustainable buildings and neighborhoods. In addition, HubSpot House is one of two buildings with a commercial interior that holds a platinum certification based on version 3 of LEED in Ireland; it is the first and only building with a commercial interior that holds a platinum certification based on version 4 of LEED in Ireland.

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We continue to maintain our global real estate portfolio and employee activity with a renewed focus on the health and safety of our employees. In doing so, we continue to consistently assess our environmental impact to allow for efficiencies and plan for further reductions. We have advanced several programs in the areas of greenhouse gas (“GHG”) mitigation, energy procurement, on-site renewables, green infrastructure, and green leasing. We have evaluated our remote work opportunities, providing our employees access to applications, programs, data, and collaboration tools which help to reduce the environmental effects associated with commuting, office space usage, and team travel. We continue to research our GHG footprint which will allow us to set targets for the near and long term. Some examples that we have enacted and that will continue to exhibit positive impact include: upgrading to LED lighting globally, updating lighting systems to run on occupancy sensors, integrating onsite renewables in some office locations, auditing, revamping, and planning for future energy procurement, and establishing a program focused on renewable energy certificates (“RECs”) and offsets to account for our past, present, and future carbon footprints.

We donate retired office furniture and information technology hardware (including laptops and computer monitors) to various organizations to extend each piece’s useful life. In addition, equipment from demolitions or rebuilds of our facilities are donated when usable or recycled when applicable.

Environmental

We believe in creating a company our grandchildren can be proud of. This is only possible if we create a company that can sustain and reduce harmful impacts to the environment. Companies have a duty to understand the GHG emissions they are putting out into the atmosphere and what practices they have as a business that contribute to climate change. Companies have a responsibility to use that understanding to reduce emissions and make meaningful progress towards mitigating those emissions they cannot reduce. In 2020, we worked to calculate all of our historical emissions from 2006, when HubSpot was formed. The first step for us was to get a firm understanding of our GHG emissions from our business travel, employee commute times, office waste, water, and electricity, as well as from third party vendors, and their related impact on the environment.

To date, we made two steps towards a more sustainable future.

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We followed the Greenhouse Gas Protocol standards to calculate our emissions and offset over 80,000 megatons of emissions by purchasing RECs and Green-e® certified carbon offsets through 3Degrees, a third party consulting and brokerage firm. We offset our historical emissions through investments in nature-based and renewable energy carbon offset projects.  In addition, for 2020, we invested in RECs in every country we have an office presence. The specific projects are described below.

o

Dempsey Ridge: Wind Farm Project. The Dempsey Ridge wind project is located in western Oklahoma and sits on over 7,500 acres of agricultural and grazing land. The project has a capacity of 132 megawatt, consisting of 66 wind turbines.

o

Blue Creek Salmon Conservation Project. Western Rivers Conservancy (“WRC”), an Oregon-based non-profit conservation organization, has purchased 47,097 acres along Blue Creek in Northern California and is working to use carbon finance to transfer the forested property back to the Yurok Tribe. 14,790 acres are conserved as a “salmon sanctuary,” preserving the entire lower half of Blue Creek and ensuring this cold-water lifeline to the Klamath River remains healthy for salmon, steelhead, and the Klamath system as a whole. The other 32,307 acres are managed as a tribal “community forest” with limited sustainable harvesting. WRC has also placed a carbon project on nearly 15,000-acres of the property. As the project area recovers from industrial management, the California Air Resources Board Forestry Protocol will credit the project exclusively for new carbon growth, meaning all the carbon credits generated can be considered carbon removals.

o

Prairie Winds ND1 Emissions Reduction Project. Owned and operated by Basin Electric Power Cooperative, Prairie Winds is located near Minot, North Dakota. The project consists of 77 1.5 megawatt turbines and delivers power into the Western Area Power Administration’s Upper Great Plains East. Emissions reductions are generated by displacing grid connected electricity from traditional fossil fuel electricity sources, reducing our reliance on higher carbon intensive fuels such as coal and natural gas.

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We signed into the United Nations (“UN”) Global Compact. The UN Global Compact is a voluntary corporate sustainability initiative that encourages businesses worldwide to adopt sustainable practices, report on those practices and track them over time. Part of the application process is a signed letter from our CEO stating our commitment to focus on sustainable development.

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Data Privacy

We believe privacy and the secure handling of an individual’s data is a fundamental human right. Privacy and data protection are also the foundation for trust. That is why we built our first ever Trust Compass in 2020 to prioritize initiatives deemed most critical to protecting the data of our customers, our employees, and our company. Initiatives are selected by way of a variety of inputs, including customers, employees, leadership, and industry trends; approved by executive leadership; and then shared with and reviewed by the Board. With the onset of COVID-19 in 2020 and the shift to remote work, we realized that we needed to evolve our security practices and lean into a Defense in Depth strategy. We made large investments in our Privacy and Security organization in 2020 to support driving these initiatives, more than doubling the headcount dedicated to these areas, which included the formation of a dedicated Product Trust and Safety team and the appointment of our Chief Information Security Officer.

We delivered the following data privacy and security initiatives in 2020 and 2021:

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Customer adoption of multi-factor authentication (“MFA”). Turning on MFA is the number one thing customers can do to protect the data they are storing in HubSpot and other Cloud services. To encourage adoption, HubSpot took steps to make this feature easier to use and to educate our customers on use and benefits. As a result, we have seen an increase of 22% of our users with MFA turned on since January 2020.

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Data Ethics Framework. Our Data Ethics Framework is a mechanism that aligns individuals at all levels of the organization on key principles to guide our ethical use of data. It was developed with inputs from a diverse set of employees, ranging from leadership to individual contributors, and will provide the necessary guardrails for the company as we scale and evolve our data strategies. The core tenets of the framework are built around giving customers more choice and control over how their data is used, being more transparent in how that data is used, using data in the fairest way possible, and keeping that data safe and secure.

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Cookie compliance and double opt-in implementation work. Regulations around data privacy are evolving rapidly, and with them best practices for dealing with customer consent. HubSpot is committed to providing customers with the tools they need to comply with changing regulations and respect customer preferences regarding cookies and communications consent.

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SOC2 Type I Certification. In line with our commitment to transparency regarding data use and handling, a SOC 2 report provides additional details about HubSpot’s security program. The report, which is available at https://www.hubspot.com/security, is verified by independent auditors, providing customers assurance that they can use this data to determine whether HubSpot provides the right level of protection for their data.

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Defense in Depth. As part of this strategy, we took on several key initiatives focused on expanding vulnerability management and threat intelligence systems. Additionally, we leaned heavily into automation and general systems defense, and established tools and processes to mitigate risks related to third party vendors.

Finally, we support the roll-out of privacy and data protection laws around the world. The principles embodied in regulations like the General Data Protection Regulation (“GDPR”) in the European Union and the California Consumer Protection Act (“CCPA”) align with HubSpot’s core company principles and make the internet a safer and more secure place. To that end, we build privacy-enhancing features into our platform, as evidenced by our GDPR playbook that is available on our website at https://www.hubspot.com/data-privacy/gdpr/hubspot-product-playbook. We also help our customers navigate new regulations with resources, including our CCPA Compliance Guide, which is available on our website at https://www.hubspot.com/data-privacy/ccpa/ccpa-compliance.

Code of Use Good Judgment

At HubSpot, we are serious about compliance and doing the right thing. To that end, we adopted a Code of Business Conduct and Ethics, which we refer to as our Code of Use Good Judgment, that applies to all of our employees, officers, and directors. This Code highlights that everything we do at HubSpot will be, and should be, measured against the highest possible standards of ethical business conduct. We set the bar high for practical and aspirational reasons because our commitment to the highest standards helps us solve for our customers, hire great people, build a great platform and products, and attract loyal partners. Trust and mutual respect between us and our customers and partners are the foundation of our success, and following this Code helps us maintain that relationship. We also encourage our employees to report suspected policy violations through our anonymous Whistleblower Hotline (online or via phone). No waiver of any provisions of our Code of Use Good Judgment for the benefit of a director or an executive officer shall be effective unless approved by the Board and, if applicable, such waiver is disclosed to our stockholders in accordance with applicable U.S. securities laws and/or the rules of the NYSE. In addition, all amendments to the Code of Use Good Judgment must be approved by the Board or the Audit committee. Our Code of Use Good Judgment is available on our Investor Relations website at: https://ir.hubspot.com/leadership.

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Human Rights Policy

Respect for human rights is a fundamental value of HubSpot. Our company operates globally and has offices around the world. Our customers, employees, stockholders, and vendors represent virtually every race, national origin, religion, culture, political philosophy, and language. This diversity is the foundation of our business excellence and embodies HubSpot’s respect for human rights and dignity of all people. Where we have identified adverse human rights impacts resulting from or caused by our business activities, we are committed to provide for or cooperate in their fair and equitable remediation. In March 2020, our Board adopted a Human Rights Policy to outline HubSpot’s position on fundamental human rights. This policy is available on our Investor Relations website at: https://ir.hubspot.com/leadership.

Stakeholder Engagement

At HubSpot, we value and consider the viewpoints of a number of stakeholders, including our employees, our customers, our partners, and our stockholders. We have teams dedicated to engagement with each of these stakeholder groups, and feedback is regularly shared with our executive leadership team and Board to review, consider, and incorporate into future priorities for the company. The chart below describes the engagement process with each of our stakeholder groups and actions we have taken in response to their feedback.

Employee Engagement
Engagement Process

We administer a quarterly employee engagement survey, known as our eNPS, to assess and understand the employee experience and engagement at the company level. The survey also enables us to provide data to leaders across the organization, empowering them to identify, address, and monitor feedback at the department level. Based on the results and an analysis of our strengths and opportunities as it relates to our overarching culture, our executive leadership team and department leadership teams create action plans to address high-priority feedback. In the spirit of transparency, the eNPS analysis and action plans are shared internally. This ensures our employees are aware of how we are utilizing their feedback to drive positive change across the company. Our eNPS process includes a Global Inclusion Index survey which we measure annually. This allows us to track progress and collect feedback on our diversity, inclusion, and belonging efforts over time.

Responsive Actions

In August 2020, HubSpot launched BLACKhub, an employee resource group which stands for Black Leaders Amplifying Change and Knowledge. As we look to build a more inclusive company for Black candidates, customers, and partners, we must also ensure we do the same for our Black employees. The recognition of the Black experience in a formal employee resource group strengthens the sense of belonging, transparency, and trust between our Black and non-Black employees, while meeting the specific needs Black people face in the world today.

In January 2021, HubSpot implemented Modern Health, which is a comprehensive platform for mental wellness so that our employees can access the support they need, when they need it. The need for a resource like this in light of lockdowns and isolation for many became increasingly clear throughout 2020. Modern Health helps our employees navigate life’s ups and downs - whether at home, at work, or in their relationships. Modern Health offers certified personal coaching, licensed therapy, and digital courses and meditations.

Customer Engagement
Engagement Process

Customers are at the center of how we build products and services at HubSpot, and their feedback and sentiment deeply inform our product roadmap and every product we release. We engage with our customers on numerous fronts, including (but not limited to): customer calls, NPS surveys, HubSpot Community forum, and sales and support data.

Our Voice of the Customer team is dedicated to improving the customer experience and reducing friction in the customer experience. This team collects and analyzes customer feedback from all channels across the organization and customer journey, distributes insights to relevant teams, and holds the company accountable for taking action on customer feedback. They also manage our Customer Advisory Board, which is a group of 15 highly engaged customers who have committed to act as trusted advisors and share feedback and explore strategies to help us grow better.

Throughout our yearly planning process, all proposed feature developments are expected to be grounded in customer feedback and solve a clear customer need.

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Responsive Actions

In April 2020, we launched Field Level Permissions as the result of our number one customer feedback theme of “Implementing HubSpot for Your Team” which helps administrators set up their teams to become more efficient.

In September 2020, we launched Custom Objects in our CRM after hearing from hundreds of customers that this was their top feature request.

Partner Engagement
Engagement Process

Our partner community is crucial to the success of HubSpot. Our Product and Flywheel teams interact with our partners on a regular basis to help inform our product roadmap, test new features, and provide feedback on our current products. They are an integral part of how we sell and service our Hubs.

Our HubSpot Partner Advisory Council (“PAC”) has proven to be an invaluable resource as we work to better communicate with our partner network, gather valuable feedback around our products and the partner program, and make improvements along the way. During 2020, we had five geography-specific PACs to help understand and drive value in each region: North America, Latin America, EMEA, Australia and New Zealand, and Southeast Asia and India.

Responsive Actions

Our partner community has repeatedly requested feature updates to the Marketing Hub Enterprise tier. Accordingly, in January 2020, we launched our new Marketing Hub Enterprise, which helps make our partners more competitive against their alternatives.

In April 2020, we launched our new CMS Hub in response to feedback from our partner community, who will help drive the go-to-market for this product.

Stockholder Engagement
Engagement Process

We welcome and value the views and insights of our stockholders and conduct regular outreach to connect with our stockholders to ensure open lines of communication. Our investor relations team, along with our CEO and CFO, regularly meet with stockholders to better understand their perspective on a wide range of strategy and business issues. In addition, on an annual basis we engage with our largest stockholders to solicit their perspectives and discuss our governance and executive compensation policies and practices with the goal of using their feedback to inform our future governance and executive compensation decisions. In 2020, we reached out via e-mail to ten of our top institutional stockholders and ultimately held meetings with seven stockholders representing over 32% of our outstanding common stock at the time of such meetings. These conversations covered a wide range of topics, including: corporate governance practices; board structure and composition; executive compensation policies and practices; and practices relating to environmental, social, and governance, or ESG, matters.

The feedback we receive from our stockholders through these activities is regularly communicated to the Nominating and Corporate Governance Committee and Compensation Committee. After careful review, our Nominating and Corporate Governance Committee and Compensation Committee recommend to the Board whether enhancements to our company’s policies and practices are required to respond to stockholder concerns or expectations relating to new issues or emerging trends.

We believe it is important to continue to engage with our stockholders on a regular basis to understand their perspectives and to give them a voice in shaping our governance and executive compensation policies and practices.

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Responsive Actions

In response to stockholder feedback, we took the following actions:

In April 2018, the Board unanimously approved a further amendment and restatement of the company’s by-laws to institute a majority voting standard.

In September 2019, the Nominating and Corporate Governance Committee recommended, and we formed, an internal, cross-functional committee to focus on ESG matters.

In December 2019, we amended the Nominating and Corporate Governance Committee charter to include the review and oversight by the committee over ESG matters.

In January 2021, to further encourage diversity of thought among our Board, we were proud to appoint our first Black director, Nick Caldwell, to our Board.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2021, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	our named executive officers;
•	each of our directors and director nominees; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 46,582,819 shares of common stock outstanding as of March 1, 2021 unless indicated otherwise. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2021, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o HubSpot, Inc. 25 First Street, Cambridge, MA 02141.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned	Percentage
5% Stockholders
The Vanguard Group (1)	3,961,986	8.63%
FMR LLC (2)	3,239,440	7.05%
T. Rowe Price Associates, Inc. (3)	3,016,810	6.50%
BlackRock, Inc. (4)	2,609,096	5.70%
Executive Officers and Directors
Kate Bueker (5)	28,333	*
Nick Caldwell (6)	-	*
Ron Gill (7)	16,291	*
Brian Halligan (8)	938,108	2.0%
Julie Herendeen (9)	9,166	*
John Kelleher (10)	74,641	*
Lorrie Norrington (11)	7,570	*
Yamini Rangan (12)	12,233	*
Avanish Sahai (13)	3,761	*
Dharmesh Shah (14)	1,659,668	3.6%
JD Sherman (15)	47,884	*
Jay Simons (16)	8,477	*
Jill Ward (17)	5,436	*
All executive officers and directors as a group (13 persons) (18)	2,811,568	6.0%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

This information is as of December 31, 2020 and is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2021. The Vanguard Group reports shared voting power over 41,744 shares, sole dispositive power over 3,887,598 shares, and shared dispositive power over 74,388 shares. The percent owned is based on the calculation provided by The Vanguard Group Schedule 13G. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)

This information is as of December 31, 2020 and is based solely on a Schedule 13G filed by FMR LLC (“FMR”) with the SEC on January 11, 2021. FMR reports sole voting power over 705,067 shares and sole dispositive power over 3,239,440 shares. The percent owned is based on the calculation provided by the FMR Schedule 13G. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(3)

This information is as of December 31, 2020 and is based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe”) with the SEC on February 16, 2021. T. Rowe reports sole voting power over 812,885 shares and sole dispositive power over 3,016,810 shares. The percent owned is based on the calculation provided by the T. Rowe Schedule 13G. The address of T. Rowe is 100 East Pratt Street, Baltimore, Maryland 21202.

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(4)

This information is as of December 31, 2020 and is based solely on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 5, 2021. BlackRock reports sole voting power over 2,361,436 shares and sole dispositive power over 2,609,096 shares. The percent owned is based on the calculation provided by the BlackRock Schedule 13G. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)

Consists of (i) 9,787 shares of common stock held directly by Ms. Bueker and (ii) 18,546 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2021.

(6)	Mr. Caldwell joined the Board on January 14, 2021.
(7)	Consists of (i) 4,877 shares of common stock held directly by Mr. Gill and (ii) 11,414 shares issuable upon exercise of stock options within 60 days of March 1, 2021.
(8)

Consists of (i) 622,221 shares of common stock held directly by Mr. Halligan and (ii) 315,887 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2021.

(9)	Consists of (i) 6,078 shares of common stock held directly by Ms. Herendeen and (ii) 3,088 shares issuable upon exercise of stock options within 60 days of March 1, 2021.
(10)

Consists of (i) 37,113 shares of common stock held directly by Mr. Kelleher and (ii) 37,528 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2021.

(11)	Consists of (i) 2,346 shares of common stock held directly by Ms. Norrington and (ii) 5,224 shares issuable upon exercise of stock options within 60 days of March 1, 2021.
(12)	Consists of (i) 3,110 shares of common stock held directly by Ms. Rangan and (ii) 9,123 shares issuable upon exercise of stock options within 60 days of March 1, 2021.
(13)	Consists of (i) 2,078 shares of common stock held directly by Mr. Sahai and (ii) 1,683 shares issuable upon exercise of stock options within 60 days of March 1, 2021.
(14)

Consists of (i) 1,524,132 shares of common stock held directly by Mr. Shah, (ii) 75,536 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2021, (iii) 34,000 shares held by the Polaris I Trust, for which Mr. Shah serves as trustee, and (iv) 26,000 shares held by the Polaris II Trust, for which Mr. Shah serves as trustee. Mr. Shah disclaims beneficial ownership of the securities held by the Polaris I Trust and the Polaris II Trust in excess of his pecuniary interest therein.

(15)	Consists of 47,884 shares of common stock held directly by Mr. Sherman. Mr. Sherman stepped down from his position as President and Chief Operating Officer of the company on July 1, 2020.
(16)	Consists of (i) 4,623 shares of common stock held directly by Mr. Simons and (ii) 3,854 shares issuable upon exercise of stock options within 60 days of March 1, 2021.
(17)	Consists of (i) 2,960 shares of common stock held directly by Ms. Ward and (ii) 2,476 shares issuable upon exercise of stock options within 60 days of March 1, 2021.
(18)

See footnotes 5 through 17 above. Includes (i) 2,267,209 shares of common stock held directly or indirectly by the directors and executive officers, (ii) 484,359 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2021, and (iii) 60,000 trust shares for our directors and executive officers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2020, all required reports were filed on a timely basis under Section 16(a), except that Ms. Norrington had one late Form 4 transaction due to administrative oversight.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes how our executive compensation program is designed and operates with respect to our named executive officers. For 2020, our named executive officers were:

Name	Title
Brian Halligan	Chief Executive Officer
Kate Bueker	Chief Financial Officer
Yamini Rangan	Chief Customer Officer (joined on January 8, 2020)
Dharmesh Shah	Chief Technology Officer
John Kelleher	General Counsel
JD Sherman	Former President and Chief Operating Officer (until July 1, 2020)

Executive Summary

Business Overview

We help scaling companies deliver a delightful customer experience through our cloud-based customer relationship management platform, which we refer to in this Compensation Discussion and Analysis as our CRM Platform. Our CRM Platform includes marketing, sales, service, and a content management system (“CMS”), as well as other tools and integrations, that enable companies to attract, engage, and delight customers throughout the customer experience. Additionally, we provide education, services, and support to help customers be successful with our platform.

We are headquartered in Cambridge, Massachusetts and have international offices in Dublin, Ireland; Singapore; Sydney, Australia; Tokyo, Japan; Berlin, Germany; Bogotá, Colombia, Paris, France; and Ghent, Belgium. We were proud to be named a Best Place to Work in 2020 and 2021 by Glassdoor. We have also been recognized as a top workplace in 2020 by Great Place to Work, the Boston Globe, the Boston Business Journal, and more. We were also honored in a number of categories by Comparably's workplace awards in 2020 including Best CEOs, Best Companies for Women, Best Companies for Diversity, Best Overall Company Culture, and a Best Company for Employee Happiness.

Impact of COVID-19

In March 2020, we took immediate and decisive steps to mitigate the COVID-19 pandemic’s impact on our customers and partners by reducing prices on certain products in our Starter tier, temporarily suspending marketing email send limits, offering a one-time six-month advance on commissions to certain Solutions Partners, and providing discounts and flexible payment terms to customers under more severe short-term financial strain.

While the scope and duration of the pandemic remain uncertain, we plan to continue making investments that support business growth and help our customers grow better. We also plan to develop new products and applications to extend the functionality of our CRM Platform and drive value for our customers, while maintaining exceptional customer service and support.

We are grateful for our team’s efforts in accelerating our strategic priorities to serve our customers in new and differentiated ways and achieving a variety of important financial and operational accomplishments, including those summarized below. We believe these actions have put us in a strong position to fund our longer term growth strategies and support our business despite the challenges brought on by COVID-19.

2020 Financial Highlights

During 2020, we surpassed 100,000 paying customers and reached $1 billion in annual recurring revenue (as defined below), marking two important milestones in our nearly 15-year history. Despite the COVID-19 pandemic, we delivered strong growth and financial performance in fiscal year 2020, including:

•	Revenue. Our revenue grew 31% year-over-year to $883.0 million.
•

Operating Margin. Our GAAP operating margin expanded 1.2 percentage points year-over-year to (5.8)%, and our non-GAAP operating margin expanded 0.4 percentage points to 8.5%. Non-GAAP operating margin is the ratio of the non-GAAP operating income for a period (which excludes stock-based compensation expense, the amortization of acquired intangibles, and acquisition-related expenses) to our revenue for the period.

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•	Free Cash Flow. Our free cash flow grew 22% year-over-year to $79.1 million compared to $65.1 million in 2019.
•	Total Customers. Our total customer count grew to 103,994 at December 31, 2020, up 40% year-over-year.

Revenue (in millions)
$271.0
$375.6
$513.0
$674.9
$883.0
2016
2017
2018
2019
2020

Customers
23,226
41,593
56,628
73,483
103,994
2016
2017
2018
2019
2020

2020 Performance Highlights

In addition to our strong financial performance in 2020, we delivered numerous product launches and enhancements to our existing products designed to give companies a greater ability to unify their marketing, sales, and service efforts and build a delightful customer experience, including:

•	the relaunch of the company’s Marketing Hub Enterprise and Sales Hub Enterprise offerings, marking the most significant expansions of HubSpot’s enterprise-tier products to date;
•	the introduction of marketing contacts, a new pricing model that allows customers to only pay for the contacts they want to market to via email or ads;
•	the launch of CMS Hub, a standalone content management system that represents the company’s fourth product hub; and
•

the addition of new features and updates to help businesses meet the challenges brought on by the COVID-19 pandemic, as well as improvements to our ecosystem with a redesigned Solutions Directory and new remote work integrations in the marketplace.

2020 Executive Compensation Program Highlights

Highlights of our 2020 executive compensation program include:

•	Voluntary request by our co-founders, Messrs. Halligan and Shah, to maintain their respective base salaries at $1 and to forego any annual cash bonus.
•	No change to target annual cash bonus opportunities (as a percentage of base salary) for our named executive officers.
•	Robust stock ownership guidelines that require the CEO to own and hold shares of our common stock valued at six times base salary.
•	Quarterly vesting for our restricted stock unit awards for executive officers and employees.

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Return to Stockholders

We have delivered significant long-term total stockholder return (“TSR”), as evidenced by the chart below, which shows how an initial investment of $100 in HubSpot on December 31, 2014 would have grown to $1,180 on December 31, 2020. The chart also compares TSR on an investment in our common stock to the same investment in the S&P 500 Index and the Nasdaq Computer Index over the last six fiscal years.

COMPARISON OF CUMULATIVE TOTAL RETURN OF HUBSPOT, INC.

HubSpot, Inc
S&P 500 Index
Nasdaq Computer Index
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
12/31/2014
12/31/2015
12/31/2016
12/31/2017
12/31/2018
12/31/2019
12/31/2020

As evidenced by the table above, our stock price has been consistently strong since we went public in 2014. The stock price for our initial public offering on October 9, 2014 was $25.00 per share. Our closing stock price on December 31, 2020 was $396.44 per share, approximately 15.86 times our stock price at our initial public offering.

Compensation Philosophy

Our Compensation Committee designs our executive compensation program with the goal of attracting, motivating, rewarding, and retaining high-caliber executive officers, while simultaneously promoting the achievement of key company performance measures to align the incentives of our executive officers with our stockholders’ interests. We compete with many other public and private companies within our region and across the country for executives. Accordingly, the Compensation Committee generally targets overall compensation for our executive officers to be competitive in our industry and across the country. Variations in this target compensation may occur depending on the experience level of the individual and other market factors, such as the demand for executives with certain skills and experience and the costs associated with recruiting qualified executives from other established companies. We intend to provide a competitive total compensation package and believe in sharing our success with our executive officers, as well as our other employees, when our objectives are met.

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We endeavor to maintain strong executive compensation policies and practices as summarized below:

	What We Do		What We Don’t Do
√	Maintain a compensation clawback policy that applies to both cash and equity incentive compensation	×	No employment agreements or cash severance arrangements with executive officers
√	Maintain stock ownership guidelines for executive officers and non-employee directors	×	No repricing of underwater stock options
√	Provide limited perquisites	×	No hedging and pledging of HubSpot common stock by employees, executive officers, or Board members
√	Use “double-trigger” change in control provisions for equity awards; otherwise no change in control payments or benefits for executive officers	×	No excise tax gross-ups upon a change of control
√	Use an independent compensation consultant that provides no other services to HubSpot
√	Cap annual cash bonus payments
√	Use objective performance measures for annual cash bonus program
√	Annual stockholder advisory vote on named executive officer compensation
√	Regular reviews of executive compensation program and compensation peer group data

The compensation of our named executive officers in 2020 consisted of the following elements:

Compensation Element	Objective
Base salary	To attract and retain talented executives.
Annual cash bonus	To motivate and reward our executives for the achievement of key company objectives set by the Compensation Committee at the beginning of the year.
Long-term incentive compensation in the form of equity awards	To retain and motivate our executives and align their interests with those of our stockholders.
Other benefits

General employee medical and dental plans, unlimited vacation, life and disability insurance and Section 401(k) plan matching contributions designed to provide employee benefits competitive with those offered by our peer group and other companies with which we compete for talent.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation elements are designed to be flexible, to complement each other and to serve the compensation objectives described above. While we have not adopted any formal policies for allocating compensation between fixed and variable compensation, we generally target our long-term incentive compensation to be a significant majority of target total direct compensation. Our mix of compensation elements is designed to reward short-term results and motivate long-term performance through a combination of short-term cash and long-term equity awards.

Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee of our Board oversees our executive compensation program and annually reviews and approves all executive compensation decisions. The Compensation Committee meets several times near the beginning of each fiscal year to review our executive compensation programs, establish the company performance measures used to set the annual cash bonus opportunities for the fiscal year and review the target total direct compensation for our executive officers to ensure consistency with our overall compensation philosophy. As part of this executive compensation review, the Compensation Committee is provided with relevant information, such as the competitive market data described further below, to use as a reference when determining each individual compensation element and target total direct compensation levels.

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Role of our Chief Executive Officer and Other Executive Officers

Our Chief Executive Officer and Chief Financial Officer assist, and our former President and Chief Operating Officer assisted, the Compensation Committee in identifying the key performance and incentive measures that may be used in setting annual cash bonus opportunities and also provide input on key contributors and performers within the company so as to ensure their compensation accurately reflects their responsibilities, performance, experience levels and expected future contributions. Our Chief Executive Officer makes, and our former President and Chief Operating Officer made, recommendations to the Compensation Committee regarding the compensation for our executive officers (except with respect to their own compensation). No executive officer participated in the final deliberations or determinations regarding his or her own compensation package, except for Messrs. Halligan and Shah, who each requested that his base salary be reduced to $1 for 2020 and elected to forego any cash bonus awards.

Role of the Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. For 2020, the Compensation Committee retained the services of Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant and to review and advise on the principal aspects of our executive compensation program. The executive compensation program services of Compensia included providing recommendations regarding the selection of compensation peer group companies, analyzing publicly available compensation data of peer group companies, compensation survey data, and other publicly available data to assess the competitive market for executive talent, and reviewing and advising on the target total direct compensation opportunities for our executive officers, including base salaries, annual cash bonus compensation, and long-term incentive compensation. In addition, Compensia also reviewed Board compensation and provided market practices for equity compensation design.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, the Compensation Committee has assessed each of the six independence factors established by the SEC and adopted by the NYSE and has determined that the engagement of and work performed by Compensia does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

Compensia reports directly to the Compensation Committee and does not provide any non-compensation related services to the company. Compensia does not make specific compensation-related recommendations, although it does use the competitive market data described below to provide ranges for base salary, annual cash bonus awards and long-term incentive compensation awards that are consistent with the company’s compensation peer group and relevant compensation survey data for the Compensation Committee to consider. Compensia attends certain Compensation Committee meetings, executive sessions and preparatory meetings with the committee chair and certain executive officers, as requested by the Compensation Committee.

Use of Competitive Market Data and Peer Groups

The Compensation Committee directs Compensia to provide it with competitive market data and analysis based on a select group of peer companies and published compensation survey data, as well as information about current market practices and trends, compensation structures and peer group compensation ranges. The competitive market data Compensia provides is based on a compensation peer group selected and approved by the Compensation Committee with input and guidance from Compensia and published compensation survey data in cases where there is insufficient data for specific executive positions within the peer group companies. The compensation peer group is comprised of companies that are considered similar to us at the time of selection based on industry, business focus, and various financial criteria, including revenue, market capitalization and revenue growth rate.

For its review and analysis of the compensation of our Named Executive Officers for fiscal year 2020, the Compensation Committee approved the following 18 companies as our compensation peer group:

8x8, Inc.	Five9 Inc.	Qualys, Inc.
Aspen Technology, Inc.	New Relic, Inc.	RingCentral, Inc.
Box, Inc.	Okta, Inc.	The Trade Desk, Inc.
CarGurus, Inc.	Paycom Software, Inc.	Twilio Inc.
Cornerstone OnDemand, Inc.	Paylocity Holding Corp.	Veeva Systems Inc.
DocuSign, Inc.	Proofpoint, Inc.	Zendesk, Inc.

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Because publicly-available compensation data is generally limited to that of a company’s Chief Executive Officer, Chief Financial Officer, and up to three most highly-compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer), the Compensation Committee also utilized compensation data based on a custom cut of the Radford Global Technology Survey (which is based on the peer group companies with additional similarly sized companies in order to provide sufficient market data for all of the executive positions) in reviewing, analyzing, and determining the compensation for Mmes. Bueker and Rangan and Messrs. Kelleher, Shah, and Sherman.

The Compensation Committee selected the companies in our compensation peer group and utilized the data drawn from the Radford Global Technology Survey because it believes that these companies compete with us for executive talent and were similar to us in terms of industry, revenue, market capitalization, and revenue growth rate. The Compensation Committee also determined that the companies in the compensation peer group generally have executive officer positions that are comparable to ours in terms of breadth, complexity, and scope of responsibilities.

While we compete for executive talent to some degree with companies that have revenues significantly in excess of those represented in the compensation peer group and published compensation surveys, we believe that the companies represented similarly compete for talent with such larger companies and hence are an appropriate comparison for our employment market. The Compensation Committee uses competitive market data as one factor when making compensation decisions, understanding that such data cannot be applied formulaically, and has historically taken into account other data, including input from the members of the Compensation Committee based on their experience in compensation matters.

The Compensation Committee reviews the compensation peer group annually and may replace some or all of the companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies.

Consideration of Say-On-Pay Advisory Vote

At our June 17, 2020 annual meeting of stockholders, approximately 97.6% of the votes cast on the non-binding, advisory say-on-pay proposal were voted to approve the 2019 compensation of our named executive officers. The Compensation Committee believes that the vote outcome indicates that stockholders generally approve of the structure of our executive compensation program. In light of the 2020 advisory say-on-pay vote results, the Compensation Committee structured executive compensation for 2020 in a manner that was generally consistent with our 2019 executive compensation program. Stockholders will have an opportunity annually to cast a non-binding, advisory say-on-pay vote on the compensation of our named executive officers.

Elements of Compensation

Base Salaries

Base salaries for our named executive officers were established initially at the time the individual was hired, taking into account competitive market data provided by the Compensation Committee’s compensation consultant, if applicable, and internal pay parity considerations, as well as the individual’s qualifications and experience. The base salaries of our named executive officers are reviewed by our Chief Executive Officer and were reviewed by our former President and Chief Operating Officer and are approved annually by the Compensation Committee. Adjustments to base salaries are also based on:

•	Each named executive officer’s position, level of responsibility and seniority.
•	The relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates available to assume the individual’s role.
•	Internal parity among our executive officers.

The Compensation Committee does not assign a specific weight to any single factor in making decisions regarding base salary adjustments.

In January 2020, after reviewing the base salaries of our named executive officers compared to similarly situated executives at the companies in our compensation peer group and the relevant compensation survey data, assessing both company and individual performance in 2019, as well as reviewing internal parity among our named executive officers, the Compensation Committee made adjustments to the base salaries for Ms. Bueker and Messrs. Kelleher and Sherman. As they did in 2019, Messrs. Halligan and Shah each requested that his base salary be maintained at $1 for 2020.

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The following table sets forth the base salaries for our named executive officers for fiscal 2019 and 2020:

Named Executive Officer	2019 Base Salary	2020 Base Salary (1)	% Change
Brian Halligan	$1	$1	No change
Kate Bueker	$353,125	$384,375	8.8%
John Kelleher	$278,125	$300,000	7.9%
Yamini Rangan (2)	N/A	$450,000	N/A
Dharmesh Shah	$1	$1	No change
JD Sherman (3)	$397,500	$415,625	4.6%

(1)	Base salary changes were effective as of April 1, 2020.
(2)	Ms. Rangan was appointed Chief Customer Officer on January 8, 2020.
(3)	Mr. Sherman served as our President and Chief Operating Officer until July 1, 2020.

Annual Cash Bonuses

We provide annual performance-based cash bonus opportunities linked to the achievement of pre-established corporate performance goals under our Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”) to our named executive officers. The Compensation Committee believes that the annual performance measures used in the Bonus Plan contribute to driving long-term stockholder value, play an important role in influencing executive performance, and are an important element of our executive compensation program to help attract, motivate, reward, and retain our executive officers and other employees.

Under the Bonus Plan, each year (generally during the first quarter) the Compensation Committee approves company-wide performance objectives, which serve as the basis for determining the eligibility for, and amount of, bonuses to be paid under the program. Typically, performance under the Bonus Plan is measured and paid out semi-annually as of June 30th and December 31st each year. After the end of each six-month period, the Compensation Committee reviews our actual achievement against the target levels for the pre-established performance measures and determines the bonuses, if any, to be paid under the program. The Compensation Committee may increase or decrease awards under the Bonus Plan in its discretion based on factors the committee deems appropriate.

2020 Target Annual Cash Bonus Opportunity. To establish our executive officers’ individual target annual cash bonus opportunities (expressed as a percentage of base salary), the Compensation Committee considers competitive market data prepared by its compensation consultant, and the level, position, objectives, and scope of responsibility of each executive officer, as well as considerations of internal parity among similarly situated executives.

In January 2020, based on its review of our executive compensation program, competitive market data, and the other factors described above, the Compensation Committee approved the following target annual cash bonus opportunities for the named executive officers, which remained unchanged from 2019 levels. As in 2019, Messrs. Halligan and Shah voluntarily requested to forego any cash bonuses under the Bonus Plan for 2020. In connection with his transition from the company, Mr. Sherman was not eligible for a cash bonus under the Bonus Plan for the six-month period ended December 31, 2020. Pursuant to the company’s policy for all new employees and as reflected in her offer letter, dated October 25, 2019, Ms. Rangan was entitled to receive a cash bonus for her first semi-annual bonus period payable at 100% achievement of the bonus performance measures, regardless of actual performance during the applicable period.

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The following table sets forth the target annual cash bonus opportunities for our named executive officers under our Bonus Plan for 2020:

Named Executive Officer	2019 Target Bonus Opportunity (as % of annual base salary)	2020 Target Bonus Opportunity (as % of annual base salary) (1)	% Change
Brian Halligan	0%	0%	No change
Kate Bueker	60%	60%	No change
John Kelleher	60%	60%	No change
Yamini Rangan (2)	N/A	60%	N/A
Dharmesh Shah	0%	0%	No change
JD Sherman (3)	60%	60%	No change

(1)	Target annual cash bonus opportunities were effective as of January 1, 2020, other than for Ms. Rangan who joined the company on January 8, 2020.
(2)	Ms. Rangan was appointed Chief Customer Officer on January 8, 2020.
(3)	Mr. Sherman served as our President and Chief Operating Officer until July 1, 2020.

2020 Cash Bonus Performance Measures. For 2020, the Compensation Committee selected the following two performance measures: (1) annual recurring revenue (“ARR”) install base and (2) non-GAAP operating income (loss). Performance is measured on a cumulative basis biannually as of June 30, 2020 and December 31, 2020. The performance measures are weighted as follows: 70% for ARR and 30% for non-GAAP operating income (loss).

For purposes of the Bonus Plan, we define “ARR” as the annual value of our customer subscription contracts as of the specified point in time excluding any commissions owed to our partners. We define “non-GAAP operating income (loss)” as operating income (loss), calculated in accordance with GAAP, excluding our stock-based compensation expense, the amortization of acquired intangibles, and acquisition-related expenses.

2020 Cash Bonus Performance Targets, Achievement, and Payout. The Compensation Committee believes the targets for the Bonus Plan should be rigorous and challenging. The Compensation Committee establishes target levels it believes are necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our named executive officers to achieve an aggressive level of growth and profitability.

For ARR, the Compensation Committee established payout levels for 50% (minimum payout), 75%, 100% (target payout), 125%, 150%, and 200% (maximum payout) achievement, with a sliding scale applied between each payout level.

For non-GAAP operating income (loss), the Compensation Committee established payout levels for 50% (minimum payout), 75%, and 100% (target/maximum payout) achievement, with a sliding scale applied between each payout level.

Due to the weighting of each performance measure (70% for ARR and 30% for non-GAAP operating income (loss)), the maximum payout is 170% of an executive officer’s target annual bonus opportunity:

(70% ARR * 200% Maximum) PLUS (30% non-GAAP operating income (loss) * 100% Maximum)

EQUALS 170% of Target Bonus Opportunity

Revised Second Half Cash Bonus Performance Target in light of COVID-19 pandemic. In January 2020, the Compensation Committee established the original performance measures and related targets for the semi-annual performance periods under the Bonus Plan, including targets for ARR install base. In light of the COVID-19 pandemic, in May 2020, we revised our previously disclosed financial guidance for the full year of 2020. No changes were made to the targets, performance levels, or resulting payout for the first half of 2020. In July 2020, to incent and motivate our executives in these unprecedented times, the Compensation Committee revised the target for ARR install base that would apply to the second half of 2020 in a manner consistent with the revised financial guidance. The Compensation Committee revised the maximum level of performance for the second half of 2020 at the target level of performance established at the beginning of 2020 (the “Original Target Level”), thereby limiting the full year potential bonus payment under the Bonus Plan to the amount that would have been paid had the Original Target Level been achieved, regardless of whether actual achievement exceeded the Original Target Level. On August 5, 2020, we filed voluntarily a Current Report on Form 8-K with the SEC to disclose this event.

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The table below shows our 2020 ARR and non-GAAP operating income target levels (both the original targets and the revised targets) compared to our actual results and related achievement:

	Weight	Original Target	Revised Target	Actual	Score	Payout (Score x Weight)
2020 – First Half (as of June 30, 2020)
ARR Install Base	70%	$858.878 million	No change	$835.423 million	0%	0.0%
Non-GAAP Operating Income	30%	$21.860 million	No change	$33.758 million	100%	30.0%
						30.0%

2020 – Second Half (as of December 31, 2020)
ARR Install Base	70%	$976.338 million	$915.137 million	$1,016.498 million	200%	140.0%
Non-GAAP Operating Income	30%	$57.818 million	No change	$74.911 million	100%	30.0%
						170.0%

For the six-month period ended June 30, 2020, due to the COVID-19 pandemic, we did not achieve the ARR target level of $858.878 million and as a result, the payout associated with ARR was 0.0%. Our non-GAAP operating income exceeded the target level of $21.860 million and, as a result, the payout associated with non-GAAP operating income was 100.0%. Based on the weighting of the performance measures, the payout for the first half of 2020 was equal to 30.0% of the target annual cash bonus opportunity for that six-month period.

For the six-month period ended December 31, 2020, we recorded ARR install base of $1,016.498 million, which surpassed both the original ARR target level of $976.338 and the revised ARR target level of $915.137 million. The result also surpassed both the original ARR maximum performance level of $1,012.450 million and the revised ARR maximum performance level of $976.227 million. As a result, the payout associated with ARR was 200.0%. Our non-GAAP operating income exceeded the target level of $57.818 million, which did not change from the Original Target Level. As a result, the payout associated with non-GAAP operating income was 100.0%. Based on the weighting of the performance measures, the payout for the second half of 2020 was equal to 170.0% of the target cash bonus opportunity for that six-month period.

The Compensation Committee believed aligning second half ARR performance levels with the company’s revised guidance was necessary to continue to motivate executives to drive stockholder value in the second half of 2020 and over the long-term. The company’s ARR performance recovery in light of the global pandemic was unforeseen at the time the Compensation Committee determined to revise the ARR target for the second half of 2020. The Compensation Committee believes the company’s performance in the second half of 2020 warrants the actual payouts attained.

It is important to note that, the full year potential bonus payment under the Bonus Plan was limited to the amount that would have been paid had we achieved the Original Target Level for the full year. It is also worth noting that, had we maintained the Original Target Level, we would have achieved the maximum result (i.e., 200.0%) for ARR as a result of our strong performance in the second half of 2020.

The above-referenced performance targets should not be interpreted as a prediction of how we will perform in future periods. As described below, the purpose of these objectives was to establish a method for determining the payment of annual cash bonuses.

Accordingly, the cash bonuses paid to the named executive officers for 2020 under the Bonus Plan are set forth in the table below.

Named Executive Officer	First Half 2020 Bonus Payment ($)	Second Half 2020 Bonus Payment ($)	2020 Total Bonus Payment ($)	Total Bonus Payment as a % of Target Bonus Opportunity
Brian Halligan (1)	—	—	—	—
Kate Bueker	33,188	196,031	229,219	99%
John Kelleher	26,016	153,000	179,016	99%
Yamini Rangan (2)	135,000	229,500	364,500	135%
Dharmesh Shah (1)	—	—	—	—
JD Sherman (3)	36,591	—	36,591	15%

(1)	As in 2019, Messrs. Halligan and Shah voluntarily requested to forego any cash bonus payments under the Bonus Plan.

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(2)

Pursuant to the company’s policy for all new employees and as reflected in her offer letter, dated October 25, 2019, Ms. Rangan was entitled to receive a cash bonus for her first semi-annual bonus period payable at 100% achievement of the bonus performance measures, regardless of actual performance during the applicable period. As a result, Ms. Rangan’s bonus for the first half of 2020 was paid at 100% achievement of the bonus performance measures instead of 30%.

(3)

Mr. Sherman served as our President and Chief Operating Officer until July 1, 2020. In connection with his transition from the company, Mr. Sherman was not eligible for a cash bonus under the Bonus Plan for the six-month period ended December 31, 2020.

Long-Term Incentive Compensation

The Compensation Committee grants long-term incentive compensation in the form of equity awards to our named executive officers on an annual basis, generally in the first quarter of the year. In determining the size of equity awards for our named executive officers, the Compensation Committee reviews competitive market data provided by its compensation consultant and grants awards intended to be competitive with the prevailing market practice. In addition to the competitive market data, the Compensation Committee also considers a number of other factors, including the recommendations of our Chief Executive Officer and, while he was serving, former President and Chief Operating Officer (except with respect to their own awards), the company’s overall performance, the individual executive officer’s performance, the relative ease or difficulty of replacing the executive with a well-qualified person and the number of well-qualified candidates available to assume the executive’s role, the amount of equity previously awarded to the executive as well as the portion of previously awarded equity that remains unvested, and the company’s annual equity burn rates. The Compensation Committee also considers the appropriateness of various equity vehicles, as well as overall program costs (which include both stockholder dilution and compensation expense), when evaluating the long-term compensation mix. All equity awards are approved by the Compensation Committee.

Stock Options. We grant stock options to our executives to align their interests with those of our stockholders and as an incentive to remain with us. The Compensation Committee believes that options to purchase shares of our common stock, with an exercise price equal to the market price of our common stock on the date of grant, are inherently performance-based and are a very effective tool to motivate our executives to build stockholder value and reinforce our position as a growth company. With stock options, our executives can realize value only to the extent that the market price of our common stock increases during the period that the option is outstanding, which provides a strong incentive to our executives to increase stockholder value. Further, because these options typically vest over a four-year period, they incentivize our executives to build value that can be sustained over time.

Restricted Stock Units (“RSUs”). We also grant RSUs to our executives and other employees. RSUs align the interests of our executives and other employees with those of our stockholders and help manage the dilutive effect of our equity compensation program. Our RSUs are subject to time-based vesting. Because RSUs have value to the recipient even in the absence of stock price appreciation, RSUs help us retain and incentivize employees during periods of market volatility, and also result in our granting fewer shares of common stock than through stock options of equivalent grant date fair value. Our RSUs typically vest over a four-year period, and we believe that, like stock options, they help incentivize our executives to build value that can be sustained over time.

Approved Equity Award Value and Calculation of Shares. The Compensation Committee typically approves an overall target value to be awarded to each executive after considering the factors described above. Once the equity award value has been determined, the number of RSUs to be granted to the executive is calculated using the average per share closing price of HubSpot’s common stock on the NYSE over the 30 trading days up to and including the date of grant. In the case of options, the number of stock options to be granted is based on the 30 trading day trailing average fair value (Black-Scholes value) as of the date of grant. As a result, the intended target value of an equity award approved by the Compensation Committee will often differ from the grant date fair value of the stock option and RSU awards as computed in accordance with ASC Topic 718, which is shown in the 2020 Summary Compensation Table.

2020 Equity Awards. In early 2020, after considering the factors described above, the Compensation Committee approved equity award values for each executive officer and also determined that the mix for the annual equity awards would consist of 25% in value of stock options and 75% in value of RSU awards.

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On January 8, 2020, in connection with her hire, the Compensation Committee awarded Ms. Rangan the following equity awards: (i) an initial equity award valued at $2,600,000, comprised of 75% RSUs and 25% stock options, that vests over four years commencing on January 1, 2020, with 25% vesting on January 1, 2021 and the remaining 75% vesting in equal quarterly increments thereafter; (ii) a sign-on equity award valued at $6,000,000, comprised of 100% RSUs, that vests over four years commencing on January 1, 2020 in equal quarterly increments; and (iii) a sign-on equity award valued at $3,000,000, comprised of 100% RSUs, that vests over two years commencing on January 1, 2020 in equal quarterly increments. In determining the mix and size of Ms. Rangan’s awards, the Compensation Committee reviewed competitive market data provided by its compensation consultant for similarly situated executives, the number of well-qualified candidates available to assume the open Chief Customer Officer position, the amount of compensation forfeited from the prior employer, and internal pay equity among the named executive officers.

The table below shows the intended equity award value approved for our named executive officers and the resulting number of RSUs and stock options actually awarded to them on their respective grant dates. We note, however, that the reported values in our 2020 Summary Compensation Table may differ from the values reflected below due to fluctuations in our stock price prior to the actual grant date.

Named Executive Officer	Approved Value ($)(1)	Restricted Stock Units (#)	Stock Options (#)
Brian Halligan	3,700,000	16,034	13,656
Kate Bueker	2,767,500	11,993	10,215
John Kelleher	1,776,000	7,696	6,555
Yamini Rangan (2)	11,600,000	70,333	10,405
Dharmesh Shah	1,700,000	7,367	6,274
JD Sherman (3)	3,192,000	13,833	11,781

(1)

As approved by the Compensation Committee on January 29, 2020. The grant date fair value of the stock option and RSU awards as computed in accordance with ASC Topic 718 is reported in the 2020 Summary Compensation Table.

(2)	Ms. Rangan was appointed Chief Customer Officer on January 8, 2020. The awards reported in this table include the new hire awards granted to her in connection with her hire.
(3)

Mr. Sherman served as our President and Chief Operating Officer until July 1, 2020. In connection with his role as an advisor to the company from July 1, 2020 through January 4, 2021, Mr. Sherman’s outstanding and unvested equity awards continued to vest through such period.

Compensation Risk Assessment

As part of its review of the compensation to be paid to our executives, as well as the compensation programs generally available to our employees, the Compensation Committee considers potential risks arising from our compensation programs and the management of these risks, in light of our overall business, strategy and objectives.

As is the case with our employees generally, our executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonus amounts under our Bonus Plan are tied to overall corporate performance, and the bonus payout for executive officers is based on our performance during the fiscal year compared to pre-established target levels for two measures: ARR and non-GAAP operating income. These financial measures counterbalance each other, decreasing the likelihood that our executive officers will pursue any one measure to the detriment of overall financial performance. Combined, these measures limit the ability of an executive to be rewarded for taking excessive risk on our behalf by, for example, seeking revenue enhancing opportunities at the expense of profitability. Moreover, a significant portion of compensation provided to our executive officers is long-term incentive compensation in the form of equity awards that help further align their interests with those of our stockholders. These risk-mitigating factors are also present in our company-wide compensation program.

In short, we believe that our executive compensation program does not encourage excessive or unnecessary risk-taking. Furthermore, we do not believe that the risks that may arise from our compensation programs are reasonably likely to have a material adverse effect on us.

Other Benefits

Health and Welfare Benefits

Our named executive officers are eligible for the same employee benefits available to our employees generally. We offer group health, dental, life and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry and region. We also maintain a tax-qualified Section 401(k) retirement plan for eligible employees in the United States. Under our Section 401(k) plan, employees may elect to defer up to 96% of their eligible

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compensation subject to applicable annual limits set pursuant to the Code. We currently provide a company matching contribution of 50% of the employee’s contributions (up to $2,500 per year) under the Section 401(k) plan. Employees are 100% vested in their contributions to the Section 401(k) plan and any employer contributions after one year of service. We intend for the Section 401(k) plan to qualify, depending on the employee’s election, under Section 401(a) of the Code so that contributions by employees, and income earned on those contributions, are not taxable to employees until withdrawn from the Section 401(k) plan.

Perquisites and Personal Benefits

As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. We do not have any programs for providing personal benefits or executive perquisites to our named executive officers.

Severance and Change in Control Benefits

We do not have any employment or change in control arrangements with our executive officers, except that all of the current outstanding equity awards to our employees, including our named executive officers, under our 2014 Stock Option and Incentive Plan and our 2007 Equity Incentive Plan, include a “double-trigger” vesting acceleration provision in the event of a change in control of the company and a subsequent termination of employment as further described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Sherman did not receive any severance payments or other benefits in connection with his departure from the company. In connection with his role as an advisor to the company from July 1, 2020 through January 4, 2021, Mr. Sherman’s outstanding and unvested equity awards continued to vest through such period.

Other Compensation Practices and Policies

Stock Ownership Guidelines

We have adopted a Stock Ownership Policy that is applicable to our non-employee directors and those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act. The Stock Ownership Policy requires that non-employee directors hold equity in the company with a value equal to at least three times the director’s annual Board cash retainer, the Chief Executive Officer own equity in the company equal to at least six times his annual base salary, and that all other covered executives own equity in the company equal to at least one times his or her annual base salary. The Stock Ownership Policy provides for a phase-in period, which provides that an individual subject to this policy is required to be in compliance with the minimum equity ownership requirement by the later of December 31, 2021 or the first December 31st that occurs following the five-year anniversary of date on which the non-employee director or Section 16 officer first became subject to the Stock Ownership Policy. The Stock Ownership Policy also includes certain share retention obligations that apply to officers and directors who have not met the minimum equity ownership requirements by the end of their phase-in period or who cease to hold the minimum equity ownership at any time following such date.

Anti-Hedging and Anti-Pledging Policies

We have an insider trading policy that prohibits all Board members, executive officers, and employees from engaging in, among other things, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock. Our policy prohibits all Board members, executive officers, and employees from buying our securities on margin, borrowing against our securities held in a margin account, engaging in short sales of our securities, and buying or selling derivatives on our securities. Our policy also generally prohibits all Board members, executive officers, and employees from pledging our securities as collateral for a loan, other than as may be allowed in certain exceptional and limited circumstances with the permission of the Audit Committee. To date, no such requests have been made or approved.

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Policy for Recoupment of Incentive Compensation

We have adopted a Policy for Recoupment of Incentive Compensation (the “Clawback Policy”) that applies to those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act. The Clawback Policy provides that if we are required to prepare an accounting restatement due to the material non-compliance with any financial reporting requirement and/or intentional misconduct by an officer covered by the policy, then a committee of independent directors may require any officer covered by the policy to repay to the company any incentive compensation received by the officer during the previous three years, to the extent that the committee determines that the incentive compensation was in excess of the amount the officer would have received if the incentive compensation had been calculated based on the financial results reported in the restated financial statement. For purposes of the Clawback Policy, incentive compensation includes income related to annual cash bonuses and long term incentive compensation.

Indemnification of Officers and Directors

We have agreed to indemnify our directors and officers in certain circumstances. See “Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”

Tax and Accounting Considerations

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. While our Compensation Committee considers tax deductibility as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our share-based compensation awards to employees and directors. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards and RSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their statements of operations over the period that an employee or director is required to render service in exchange for the option or other award. The Compensation Committee considers the impact of ASC Topic 718 when making share-based compensation awards.

Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee was comprised of Ms. Ward and Messrs. Simon and Simons. None of the members of the Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

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2020 SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (2)	($) (3)	($)		($)
Brian Halligan (4)	2020	1	—	2,932,779	966,112	—	1,242	(8)	3,900,134
Chief Executive Officer	2019	1	—	3,117,344	1,035,383	—	1,242		4,153,970
	2018	1	—	2,286,514	821,061	—	1,242		3,108,818
Kate Bueker	2020	376,563	—	2,193,640	722,674	229,219	5,074	(9)	3,527,170
Chief Financial Officer	2019	350,844	5,085	1,958,561	650,516	204,086	3,310		3,172,402
	2018	186,333	—	4,011,835	500,372	180,366	2,939		4,881,845
John Kelleher (5)	2020	294,531	—	1,407,675	463,742	179,016	6,541	(9)	2,351,505
General Counsel and Secretary	2019	274,219	4,005	1,079,732	358,629	159,514	3,742		1,879,841
Yamini Rangan (6)	2020	441,477	—	12,167,609	720,598	364,500	5,293	(9)	13,699,477
Chief Customer Officer

Dharmesh Shah (4)	2020	1	—	1,347,498	443,863	—	1,242	(8)	1,792,604
Chief Technology Officer	2019	1	—	1,728,912	574,238	—	1,242		2,304,393
	2018	1	—	1,579,745	567,267	—	1,242		2,148,255
JD Sherman (7)	2020	203,282	—	2,530,194	833,463	36,591	4,822	(10)	3,608,352
Former President and	2019	391,875	5,724	2,204,659	732,291	227,956	3,742		3,566,247
Chief Operating Officer	2018	367,188	—	1,945,578	698,625	280,998	3,742		3,296,131

(1)

The amounts reported represent the Customer First Multiple paid to Ms. Bueker and Messrs. Kelleher and Sherman in recognition of the company’s effort and success in solving for the customer during 2019.

(2)

The amounts reported represent the aggregate grant-date fair value of the RSUs that may be settled for shares of our common stock and options to purchase shares of our common stock calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements presented in the 2020 Form 10-K.

(3)

The amounts reported reflect performance-based cash bonus payments awarded based on the achievement of certain corporate performance goals under the Senior Executive Cash Incentive Bonus Plan. The amounts in this column exclude the amounts paid under the “Bonus” column in this table.

(4)	During 2020, Messrs. Halligan and Shah voluntarily elected to receive a base salary of $1 and to forego any cash bonus payments under the Senior Executive Cash Incentive Bonus Plan.
(5)	Mr. Kelleher was not a named executive officer prior to 2019.
(6)	Ms. Rangan was appointed as Chief Customer Officer on January 8, 2020 and was not a named executive officer prior to 2020.
(7)

Mr. Sherman served as our President and Chief Operating Officer until July 1, 2020. In connection with his role as an advisor to the company from July 1, 2020 through January 4, 2021, Mr. Sherman’s outstanding and unvested equity awards continued to vest through such period. Mr. Sherman did not receive severance in connection with his transition from the company.

(8)	The amount reported includes group term life insurance.
(9)	The amount reported includes Section 401(k) matching contributions, group term life insurance, and remote work stipends.
(10)	The amount reported includes Section 401(k) matching contributions and group term life insurance.

2021 PROXY STATEMENT | HubSpot, Inc.   37

2020 GRANTS OF PLAN-BASED AWARDS TABLE

					All other		All other
					Stock		Option
					Awards:		Awards:			Grant Date
		Estimated Future Payouts			Number of		Number of		Exercise or	Fair Value
		Under Non-Equity Incentive			Shares of		Securities		Base Price	of Stock
		Plan Awards (1)			Stock or		Underlying		of Option	and Option
	Grant	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#) (2)		(#) (3)		($/Sh) (4)	($) (5)
Brian Halligan (6)	2/3/2020	—	—	—	16,034		—		—	2,932,779
	2/3/2020	—	—	—	—		13,656		182.91	966,112
Kate Bueker	—	115,313	230,625	392,063	—		—		—	-
	2/3/2020	—	—	—	11,993		—		—	2,193,640
	2/3/2020	—	—	—	—		10,215		182.91	722,674
John Kelleher	—	90,000	180,000	306,000	—		—		—	-
	2/3/2020	—	—	—	7,696		—		—	1,407,675
	2/3/2020	—	—	—	—		6,555		182.91	463,742
Yamini Rangan	—	135,000	270,000	459,000	—		—		—	-
	1/8/2020	—	—	—	38,539		—		—	6,667,247
			—	—	19,269	(7)	—		—	3,333,537
	1/8/2020	—	—	—	12,525	(8)	—		—	2,166,825
	1/8/2020	—	—	—	—		10,405	(9)	173.00	720,598
Dharmesh Shah (6)	2/3/2020	—	—	—	7,367		—		—	1,347,498
	2/3/2020	—	—	—	—		6,274		182.91	443,863
JD Sherman	—	124,688	249,375	423,938	—		—		—	-
	2/3/2020	—	—	—	13,833		—		—	2,530,194
	2/3/2020	—	—	—	—		11,781		182.91	833,463

(1)

The amounts reported in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, sub-column "Threshold," reflect the threshold payment level of short-term incentive compensation for each of the named executive officers under our Senior Executive Cash Incentive Bonus Plan. The amounts reported in the "Maximum," sub-column reflect that for 2020, the program provided the potential to earn a maximum of 170% of the target short-term incentive bonus opportunity. The specific components of the Senior Executive Cash Incentive Bonus Plan are described in the "Annual Cash Bonuses" section of the Compensation Discussion and Analysis in this Proxy Statement. Non-equity incentive plan awards actually paid by the company for services rendered in 2020 are reported in the "Non-Equity Incentive Plan Compensation" column of the "2020 Summary Compensation Table" above.

(2)

Consists of RSUs granted under our 2014 Stock Option and Incentive Plan. Unless otherwise indicated, each RSU award vests over four years from January 1, 2020 in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(3)

Consists of options to purchase shares of our common stock granted under our 2014 Stock Option and Incentive Plan. Unless otherwise indicated, each stock option vests over four years from January 1, 2020 in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(4)	The exercise price is equal to the closing market price of our common stock on The New York Stock Exchange on the date of grant.
(5)

The amounts reported represent the aggregate grant-date fair value of the RSU awards and stock options calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements presented in the 2020 Form 10-K.

(6)	Messrs. Halligan and Shah voluntarily requested to forego any cash bonus payments under the Bonus Plan for fiscal year 2020.
(7)	These RSUs vest over two years from January 1, 2020 in eight equal quarterly installments, subject to Ms. Rangan’s continued employment through such vesting date.
(8)

These RSUs vest over four years from January 1, 2020, with 25% vesting on January 1, 2021 and the remaining 75% vesting in 12 equal quarterly installments thereafter, subject to Ms. Rangan’s continued employment through such vesting date.

(9)

This stock option vests over four years from January 1, 2020, with 25% vesting on January 1, 2021 and the remaining 75% vesting in 12 equal quarterly installments thereafter, subject to Ms. Rangan’s continued employment through such vesting date.

2021 PROXY STATEMENT | HubSpot, Inc.   38

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

			Option Awards (1)				Stock Awards (2)
Name	Grant Date	Vesting Start Date (3)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#) (4)
Brian Halligan	5/8/2012	4/1/2012	213,666	—	5.76	5/8/2022	—		—
	1/29/2014	1/1/2014	15,000	—	16.14	1/29/2024	—		—
	2/10/2015	1/1/2015	28,333	—	34.76	2/10/2025	—		—
	1/29/2016	1/1/2016	17,769	—	40.59	1/29/2026	—		—
	2/1/2017	1/1/2017	33,934	722	52.80	2/1/2027	—		—
	2/1/2017	1/1/2017	—	—	—	—	940		372,654
	3/1/2018	1/1/2018	11,198	5,091	112.15	3/1/2028	—		—
	3/1/2018	1/1/2018	—	—	—	—	6,372		2,526,116
	2/1/2019	1/1/2019	6,508	8,369	159.70	2/1/2029	—		—
	2/1/2019	1/1/2019	—	—	—	—	10,980		4,352,911
	2/3/2020	1/1/2020	2,560	11,096	182.91	2/3/2030	—		—
	2/3/2020	1/1/2020	—	—	—	—	13,028		5,164,820
Kate Bueker	7/2/2018	7/1/2018	4,799	3,733	128.10	7/2/2028	—		—
	7/2/2018	7/1/2018	—	—	—	—	5,138	(5)	2,036,909
	7/2/2018	7/1/2018	—	—	—	—	8,564		3,395,112
	2/1/2019	1/1/2019	4,089	5,258	159.70	2/1/2029	—		—
	2/1/2019	1/1/2019	—	—	—	—	6,899		2,735,040
	2/3/2020	1/1/2020	1,915	8,300	182.91	2/3/2030	—		—
	2/3/2020	1/1/2020	—	—	—	—	9,745		3,863,308
John Kelleher	7/26/2012	6/25/2012	8,391	—	5.76	7/26/2022	—		—
	1/29/2014	1/1/2014	1,586	—	16.14	1/29/2024	—		—
	2/10/2015	1/1/2015	5,458	—	34.76	2/10/2025	—		—
	1/29/2016	1/1/2016	3,934	—	40.59	1/29/2026	—		—
	2/1/2017	1/1/2017	5,559	200	52.80	2/1/2027	—		—
	2/1/2017	1/1/2017	—	—	—	—	259		102,678
	3/1/2018	1/1/2018	4,703	2,138	112.15	3/1/2028	—		—
	3/1/2018	1/1/2018	—	—	—	—	2,676		1,060,873
	2/1/2019	1/1/2019	2,254	2,899	159.70	2/1/2029	—		—
	2/1/2019	1/1/2019	—	—	—	—	3,804		1,508,058
	2/3/2020	1/1/2020	1,229	5,326	182.91	2/3/2030	—		—
	2/3/2020	1/1/2020	—	—	—	—	6,253		2,478,939
Yamini Rangan	1/8/2020	1/1/2020	—	10,405	173.00	1/8/2030	—		—
	1/8/2020	1/1/2020	—	—	—	—	12,525	(5)	4,965,411
	1/8/2020	1/1/2020	—	—	—	—	31,313		12,413,726
	1/8/2020	1/1/2020	—	—	—	—	12,044	(6)	4,774,723
Dharmesh Shah	1/29/2014	1/1/2014	5,000	—	16.14	1/29/2024	—		—
	2/10/2015	1/1/2015	16,667	—	34.76	2/10/2025	—		—
	1/29/2016	1/1/2016	19,990	—	40.59	1/29/2026	—		—
	2/1/2017	1/1/2017	15,269	326	52.80	2/1/2027	—		—
	2/1/2017	1/1/2017	—	—	—	—	423		167,694
	3/1/2018	1/1/2018	7,737	3,517	112.15	3/1/2028	—		—
	3/1/2018	1/1/2018	—	—	—	—	4,402		1,745,129
	2/1/2019	1/1/2019	3,609	4,642	159.70	2/1/2029	—		—
	2/1/2019	1/1/2019	—	—	—	—	6,090		2,414,320
	2/3/2020	1/1/2020	1,176	5,098	182.91	2/3/2030	—		—
	2/3/2020	1/1/2020	—	—	—	—	5,986		2,373,090
JD Sherman	5/8/2012	3/1/2012	73,223	—	5.76	4/4/2021	—		—
	1/29/2014	1/1/2014	3,751	—	16.14	4/4/2021	—		—
	2/10/2015	1/1/2015	14,370	—	34.76	4/4/2021	—		—
	2/10/2015	1/1/2015	—	—	—	—	—		—
	1/29/2016	1/1/2016	23,179	—	40.59	4/4/2021	—		—
	2/1/2017	1/1/2017	21,151	451	52.80	4/4/2021	—		—
	2/1/2017	1/1/2017	—	—	—	—	586		232,314
	3/1/2018	1/1/2018	9,528	4,332	112.15	4/4/2021	—		—
	3/1/2018	1/1/2018	—	—	—	—	5,422		2,149,498
	2/1/2019	1/1/2019	4,603	5,919	159.70	4/4/2021	—		—
	2/1/2019	1/1/2019	—	—	—	—	7,766		3,078,753
	2/3/2020	1/1/2020	2,208	9,573	182.91	4/4/2021	—		—

2021 PROXY STATEMENT | HubSpot, Inc.   39

(1)

Unless otherwise indicated, these stock options vest over four years, with the earlier awards (granted prior to 2018) vesting in 48 equal monthly installments, and later awards (granted in 2018 and after) vesting in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(2)

Unless otherwise indicated, these RSUs vest over four years, with the earlier awards (granted prior to 2018) vesting in 48 equal monthly installments, and later awards (granted in 2018 and after) vesting in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(3)	The vesting start date is fixed by the Compensation Committee when granting equity awards.
(4)	Represents the fair market value of the unvested shares of our common stock as of December 31, 2020 based upon the closing market price of our common stock on such date of $396.44 per share.
(5)

This equity award vests over four years, with 25% vesting on first anniversary of the vesting start date and the remaining 75% vesting in 12 equal quarterly installments thereafter, subject to Ms. Rangan’s continued employment through such vesting date.

(6)	This equity award vests over two years in eight equal quarterly installments, subject to Ms. Rangan’s continued employment through such vesting date.

2020 OPTIONS EXERCISED AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
Brian Halligan	53,439	7,990,931	24,721	5,374,144
Kate Bueker	—	—	13,144	2,704,285
John Kelleher	1,225	418,019	8,668	1,859,826
Yamini Rangan	—	—	14,451	3,136,408
Dharmesh Shah	149,958	26,761,505	13,211	2,830,307
JD Sherman	180,000	51,801,006	18,019	3,877,264

(1)

The value realized on exercise is based on the difference between the fair market value of a share of our common stock on the exercise date, less the per share exercise price of the related stock option, multiplied by the number of shares for which the options were exercised.

(2)

The value realized on vesting is based on the closing market price per share of our common stock on the vesting date, which ranged from $125.10 to $392.64 per share, multiplied by the number of shares that vested.

2021 PROXY STATEMENT | HubSpot, Inc.   40

ADDITIONAL INFORMATION RELATING TO EXECUTIVE COMPENSATION PROGRAM

2020 Potential Payments upon Termination or Change in Control

All current outstanding equity awards granted to our named executive officers under our 2014 Stock Option and Incentive Plan and our 2007 Equity Incentive Plan include a “double-trigger” vesting acceleration provision in the event of a change of control of the company. Pursuant to the forms of stock option agreement, restricted stock agreement and RSU agreement, in the case of a “sale event” (as defined in our 2014 Stock Option and Incentive Plan) or in the case of a “change of control” (as defined in our 2007 Equity Incentive Plan), in each case in which outstanding awards are assumed, substituted or otherwise continued by a successor entity, and the award holder’s employment or service relationship with us terminates, such holder’s awards will vest in full as of the date of termination if such termination occurs (i) within 12 months after such sale event or change of control or 90 days prior to such event and (ii) such termination is by us without “cause” (as defined in the applicable award agreement) or by such holder for “good reason” (as defined in the applicable award agreement). There are no other payments or benefits provided to our named executive officers in the event of a termination of employment or change in control of the company.

The following table shows the potential payments and benefits to be received by each of our named executive officers in the event that his or her employment was terminated by us without cause or by the named executive officer for good reason within 12 months following, or 90 days prior to, a sale event or change of control of the company. Mr. Sherman is not shown in the table because he was not employed by the company at December 31, 2020. Mr. Sherman did not receive any severance payments or other benefits in connection with his departure from the company. In connection with his role as an advisor to the company from July 1, 2020 through January 4, 2021, Mr. Sherman’s outstanding and unvested equity awards continued to vest through such period. The amounts in the table below have been calculated based on the assumption that the sale event/change of control and employment termination took place on December 31, 2020.

Named Executive Officer	Equity Acceleration Benefits Payable Upon Termination Without Cause/for Good Reason in connection with Change in Control ($) (1)
Brian Halligan	18,462,535
Kate Bueker	16,049,159
John Kelleher	7,650,659
Yamini Rangan	24,478,753
Dharmesh Shah	9,999,630

(1)

Consists of the vesting of outstanding equity awards that would accelerate pursuant to the “double-trigger” change in control provisions included in the applicable award agreements. Amounts in this column are calculated based on $396.44 per share, the closing market price of our common stock on December 31, 2020.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. As of December 31, 2020, we employed 4,225 full-time employees and strive to maintain a diverse and engaged workforce.

Under Item 402(u) of Regulation S-K under the Exchange Act, we are required to disclose the annual total compensation paid to our median paid employee, the annual total compensation paid to our CEO, and the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our CEO. The paragraphs that follow set forth our CEO pay ratio and describe the methodology we used to determine such pay ratio.

For 2020:

•	the annual total compensation of the employee identified at the median of all employees of our company (other than our CEO) was $120,984; and
•	the annual total compensation of Mr. Brian Halligan, our Chief Executive Officer, as reported in the 2020 Summary Compensation Table was $3,900,134.

2021 PROXY STATEMENT | HubSpot, Inc.   41

Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 32 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In 2020, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio. Accordingly, for purposes of calculating the pay ratio set forth above, we used the same median employee that we identified for purposes of our 2019 pay ratio. To identify our median employee for 2019, we used the following methodology. We selected a compensation measure comprised of the following elements, which we believe reasonably reflects the annual compensation of our employees:

•

base salary, which we calculated as annual base salary using a reasonable estimate of the hours worked during 2019 for hourly employees and annual salary levels for our remaining employees, and annualizing the compensation for any newly hired permanent employees during 2019;

•	bonus target, which we calculated for eligible employees based upon a percentage of their base salary; and
•

the grant date “fair value” of equity awarded to eligible employees in 2019, which we calculated pursuant to Financial Accounting Standard Board, Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

We calculated the sum of these compensation elements for our employees as of December 31, 2019 for the 12-month period from January 1, 2019 through December 31, 2019. Using this approach, we identified the individual at the median of our employee population, who is a full-time, salaried software engineer based in the United States, and determined that the employee’s annual total compensation for 2020 was $120,984 (excluding any estimated retirement and health benefits) in accordance with the requirements of the Summary Compensation Table.

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and RSUs		Weighted- average Exercise Price of Outstanding Options ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders (2)	2,581,183	(3)	57.98	8,623,956	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	2,581,183		57.98	8,623,956

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase shares of our common stock. It does not reflect the shares of our common stock that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)	These plans consist of our 2007 Equity Incentive Plan (terminated in October 2014), our 2014 Stock Option and Incentive Plan, and our Employee Stock Purchase Plan.
(3)

This number includes 471,956 shares of our common stock subject to outstanding awards granted under our 2007 Equity Incentive Plan, all of which are subject to outstanding options, and 2,109,227 shares subject to outstanding awards granted under our 2014 Stock Option and Incentive Plan, of which 548,529 shares were subject to outstanding options and 1,560,698 shares were subject to outstanding RSU awards.

(4)

This number includes 6,618,682 shares of our common stock available for issuance under our 2014 Stock Option and Incentive Plan, and 2,005,274 shares reserved for issuance under our Employee Stock Purchase Plan. The number of shares available for issuance under the 2014 Stock Option and Incentive Plan automatically increase each January 1 by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Compensation Committee. The number of shares available for issuance under the Employee Stock Purchase Plan automatically increase each January 1 by 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Compensation Committee.

2021 PROXY STATEMENT | HubSpot, Inc.   42

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2020.

Compensation Committee

Jay Simons (Chairperson)

Nick Caldwell

Jill Ward

2021 PROXY STATEMENT | HubSpot, Inc.   43

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Compensation of Non-Employee Directors” and “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2020 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we adopted amended and restated bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we entered into or may in the future enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

2021 PROXY STATEMENT | HubSpot, Inc.   44

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Transactions with Our Executive Officers and Directors and Affiliated Entities

We have granted stock options and RSUs to our executive officers and certain of our directors. See the sections captioned “Compensation of Non-Employee Directors” and “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” for a description of these stock options and RSUs.

Policies and Procedures for Related Party Transactions

The Audit Committee of our Board has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our Audit Committee charter provides that the Audit Committee shall review and approve or disapprove any related party transactions. We also adopted a formal policy governing the review and approval of related party transactions.

2021 PROXY STATEMENT | HubSpot, Inc.   45

PROPOSAL ONE - ELECTION OF DIRECTORS

Our Board is divided into three classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board are filled by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

The term of the Class I directors is scheduled to expire at the upcoming Annual Meeting. The term of the Class II directors expires at the 2022 annual meeting of stockholders. The term of the Class III directors expires at the 2023 annual meeting of stockholders. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees for Class I Directors

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Brian Halligan, Ron Gill, and Jill Ward for election as Class I directors to serve for a three-year term ending at the 2024 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Directors Not Standing for Election

Our Class II directors and Class III directors are not standing for election at this year’s Annual Meeting. Our Class II directors, consisting of Lorrie Norrington, Avanish Sahai, and Dharmesh Shah, will continue in office until the 2022 annual meeting of stockholders. Our Class III directors, consisting of Nick Caldwell, Julie Herendeen, and Jay Simons, will continue in office until the 2023 annual meeting of stockholders.

Vote Required

Our amended and restated by-laws provide for a majority voting standard in uncontested elections of directors (as is the case for this Annual Meeting). Under a majority voting standard, each nominee must receive a majority of votes cast to be elected, which means a director nominee will be elected to the Board only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes are not considered votes “for” or “against” the nominee’s election. An incumbent director who is nominated for election and fails to receive a majority of the votes cast for such director’s reelection would be required to promptly deliver to the Board an irrevocable offer to resign from the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation of the Nominating and Corporate Governance Committee and will publicly disclose its decision within 90 days from the date of the certification of the election results. A plurality voting standard will continue to apply to contested director elections. A contested election will generally include any situation in which the company receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR CLASS I DIRECTOR LISTED ABOVE.

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PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2020, and we are asking you and other stockholders to ratify this appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of PricewaterhouseCoopers LLP. A majority of the votes properly cast is required in order to ratify the appointment of PricewaterhouseCoopers LLP. In the event that a majority of the votes properly cast do not ratify this appointment of PricewaterhouseCoopers LLP, we will review our future appointment of PricewaterhouseCoopers LLP.

We expect that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the Audit Committee’s next scheduled meeting, the Audit Committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Audit Fees

The following table sets forth the fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for 2020 and 2019 (in thousands):

Fee Category	2020	2019
Audit Fees (1)	$2,313	$2,069
Audit-Related Fees (2)	175	125
Tax Fees (3)	347	397
Other Fees (4)	3	3
Total Fees	$2,838	$2,594

(1)

Audit fees consist of fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and foreign statutory audits and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or requirements. Audit fees also include accounting consultations and research related to the integrated audit.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These include fees for a convertible note offering and a common stock offering.

(3)	Tax Fees consist of fees billed for tax compliance, consultation, and planning services.
(4)	Other Fees consist of fees billed for accounting research and disclosure software.

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Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Report of the Audit Committee of the Board of Directors

The information contained in this Audit Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that HubSpot specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board. None of the members of the Audit Committee is an officer or employee of HubSpot, and the Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE Market rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s audited consolidated financial statements for 2020 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, to discuss the audited consolidated financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of PricewaterhouseCoopers LLP its independence.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for 2020 be included in its Annual Report on Form 10-K for 2020.

Audit Committee

Ron Gill (Chairperson)

Julie Herendeen

Avanish Sahai

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PROPOSAL THREE – NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in our annual proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation program is designed to reward our named executive officers for the achievement of short-term and long-term financial, operational, and strategic goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which discuss how our executive compensation policies and practices implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. Our Board and the Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the company, our Board, or the Compensation Committee. Although non-binding, our Board and the Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of HubSpot, Inc. approve, on a non-binding, advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 25 First Street, Cambridge, MA 02141, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements under our bylaws for the 2022 Annual Meeting of Stockholders are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not earlier than February 3, 2022 and not later than the close of business on March 5, 2022. However, if the date of our 2022 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after June 3, 2022, the anniversary of the 2021 Annual Meeting, a stockholder notice will be timely if it is received at the address set forth above by the later of the close of business on (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public disclosure of the date of the meeting is made.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2021 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 24, 2021. Such proposals must be delivered to our Secretary, c/o HubSpot, Inc., 25 First Street, Cambridge, MA 02141.

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(Company Logo) VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HUBS2021 You may attend the meeting via live audio webcast on the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Time the day before the meeting date. HUBSPOT, INC. 25 FIRST STREET CAMBRIDGE, MA 02141 D40411-P53344 HUBSPOT, INC. The Board of Directors recommends you vote FOR the following: 1. Elect three Class I directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal. Abstain Against For Nominees: 1a. Brian Halligan 1b. Ron Gill 1c. Jill Ward The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021; and 3. Non-binding advisory vote to approve the compensation of the Company's Named Executive Officers. NOTE: To transact such other business that properly comes before the Annual Meeting (including adjournments or postponements thereof). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D40412-P53344 HUBSPOT, INC. Annual Meeting of Stockholders June 3, 2021 11:30 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Brian Halligan, Kate Bueker, and John Kelleher, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock ofHUBSPOT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM, Eastern Time on June 3, 2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  E95241-P36542  HUBSPOT, INC.  Annual Meeting of Shareholders  June 3, 2021 9:00 AM  This proxy is solicited by the Board of Directors  The shareholder(s) hereby appoint(s) Brian Halligan, J.D. Sherman, Kate Bueker, and John Kelleher, or any  of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to  represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HUBSPOT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to  be held at 9:00 AM, EDT on June 3, 2021, at 2 Canal Park, 1st Floor, Cambridge, MA 02141, and any  adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction  is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side